UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 11, 2011 (February 11, 2011)

LANSDOWNE SECURITY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-94797	75-2738727
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Jiangtou Village, Jinjiang City, Quanzhou, Fujian Province, 362200
People’s Republic of China
(Address of principal executive offices)

(86) 595 8518 6739
(Registrant's telephone number, including area code)

27 Chicora Avenue, Toronto, ON M5R 1T7 Canada
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this registration statement and the documents that we reference and filed as exhibits to the registration statement completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only, references to:

  “Aierda” are to Fujian Jinjiang Aierda Shoe Plastic Co., Ltd., a PRC limited company;

  “BVI” are to the British Virgin Islands;

  the “Company,” “we,” “us,” and “our” refer to the combined business of “Lansdowne Security, Inc.” and its wholly-owned subsidiary, DK, and DK’s wholly-owned subsidiaries Dake and Aierda, as the case may be;

  “Dake” are to Dake (Fujian) Sports Goods Co., Ltd., a PRC limited company;

  “DK” are to DK International Group Ltd., a BV limited company;

  the “Exchange Act” means the Securities Exchange Act of 1934, as amended;

  the “PRC,” and “China,” are to the People’s Republic of China;

  “RMB” are to Renminbi, the legal currency of China; and “U.S. dollar,” “USD” or “$,” are to the legal currency of the United States of America (RMB 6.8172 = $1.00 for its December 31, 2009 audited balance sheet, with the exception of the equity accounts, RMB 6.8173 = $1.00 for its December 31, 2008 audited balance sheets, with the exception of the equity accounts, RMB 6.6781 = $1.00 for its September 30, 2010 audited balance sheets, with the exception of the equity accounts, RMB 6.8176 = $1.00 for its September 30, 2009 audited balance sheets, with the exception of the equity accounts; the equity accounts were stated at their historical rate; the average exchange rates applied to the income statement and statement of cash flows for the years ended December 31, 2009 and 2008 were RMB 6.8311 and RMB 6.9519, respectively, and for the nine months ended September 30, 2010 and September 30, 2009, were RMB 6.8131 and RMB 6.8323, respectively); and

  the “Securities Act” are to Securities Act of 1933, as amended.

In this current report we are relying on and we refer to information and statistics regarding the footwear and retail industry and economy in China and that we have obtained from various cited government and institute research publications. Much of this information is publicly available for free and has not been specifically prepared for us for use or incorporation in this current report on Form 8-K or otherwise. We have not independently verified such information, and you should not unduly rely upon it.

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 11, 2011, we consummated a share exchange agreement, or the Share Exchange Agreement, dated February 11, 2011, between the Company, DK International Group Ltd., or DK, a BVI limited company, and its sole shareholder, Mr. Yangbo Cai, pursuant to which we acquired 100% of the issued and outstanding capital stock of DK in exchange for 9,250 shares of our Series A Convertible Voting Preferred Stock, par value $.0001, or Series A Preferred Stock, which constituted 91.71% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. DK was incorporated on November 12, 2010 in the BVI as a holding company for Dake (Fujian) Sports Goods Co., Ltd, a PRC based operating subsidiary, which is engaged in the design, manufacturing, and distribution of footwear materials, branded footwear products and accessories in the Chinese domestic market.

A closing condition to the consummation of the share exchange agreement was the repurchase and cancellation by the Company of 234,616 shares of common stock held by David Roff, the Company’s sole officer and director, for $20,000 in cash and 215 shares of the Series A Preferred Stock, as contemplated by a repurchase agreement, dated February 11, 2011, by and between the Company and Mr. Roff. As a result of the share cancellation, our issued and outstanding shares decreased from 345,780 to 111,164 shares of common stock.

The foregoing description of the terms of the Share Exchange Agreement and the Repurchase Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibit 2.1 and 10.1 to this report, which are incorporated by reference herein.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On February 11, 2011, we completed the acquisition of DK pursuant to the Share Exchange Agreement described in Item 1.01 above. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein DK is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

DESCRIPTION OF BUSINESS

Business Overview

We are primarily engaged, through our subsidiary Dake and our variable interest entity, or VIE, Aierda, in the design, production, and wholesale distribution of athletic and casual men’s and women’s footwear, footwear accessories, and footwear materials sold in China under our licensed proprietary brand “Aierda.” We also manufacture and export made-to-order footwear products through third party agents and we manufacture and sell footwear materials including insoles, outsoles, linings and heels to other footwear manufacturers in Fujian province. Our branded footwear products, which include approximately 80 low- to mid-priced designs, are sold primarily in second-tier PRC markets, secondary provincial capitals, consisting of 23 cities in China, and third-tier PRC markets, consisting of city capitals at the prefecture or county level.

We operate a 58,000 sq. meter manufacturing facility located in Jinjiang City, Fujian Province, which produces approximately 2.6 million pairs of shoes per year on two production lines. Our footwear products are sold through our network of third-party distributors who sell our products to retail stores and department store boutiques across China. Our company headquarters is located in Jinjiang City, Fujian Province in eastern China.

We generate revenues from the sale of our footwear products and accessories to third-party distributors and to other footwear manufacturers. For the fiscal year ended December 31, 2009 our revenue increased by 16.25%, from $48.5 million to $56.4 million, from fiscal year 2008, and our net income increased by 23.7%, from $5.28 million to $6.53 million, from fiscal year 2008. The increase from period to period is attributable to sustained customer demand during the 2009 period, despite the global economic downturn, and our continuous sales efforts.

Our Corporate History and Background

We were organized under the laws of the State of Texas on October 30, 1997, as Hudson’s Grill International, Inc. On December 1, 1997, we became a wholly-owned subsidiary of Hudson's Grill of America, Inc. ("HGAI"), a public company, engaged in the business of franchising Hudson's Grill Restaurants, a chain of full-service 50s and 60s era themed restaurants located in the upper Midwest of the United States. HGAI also transferred certain franchise rights and agreements to us in connection with the acquisition. On July 7, 2000, HGAI registered our common stock and distributed 100% of our shares to the stockholders of HGAI at the time. In August 2008, we entered into an asset purchase agreement with Concept Franchising LLC, or Concept Franchising, pursuant to which Concept Franchising purchased all our assets and assumed all of our liabilities as of the date of the agreement, in exchange for 1,975,000 shares of our common stock. Immediately following the asset transfer, our Board of Directors elected Joseph J. Meuse to serve as a member on the Company’s board of directors, and appointed him to serve as the Company’s sole officer, and sole officer, and each of David L. Osborn, Robert Fischer, Anthony B. Duncan and Barbara Amstutz, resigned from their positions as Directors of the Company. On December 22, 2009, Mr. Meuse resigned from all his positions with the Company and our Board of Directors appointed Mr. David Roff to serve as our sole officer and director, effective immediately. As of the date of the asset transfer through to the date of the reverse acquisition disclosed in more detail below, the Company was a shell company with no or nominal operations.

On May 28, 2010, our Board of Directors and stockholders approved a redomicile of the Company from Texas to Nevada, pursuant to a conversion, which conversion was accepted by the Secretaries of State for the State of Nevada and Texas on July 1, 2010 and August 11, 2010, respectively. Our directors and stockholders also approved a reverse stock split of our outstanding common stock on a one-for-fifty basis, the elimination of our Class B common stock, the authorization of preferred stock, and a change of our name to Lansdowne Security, Inc. On July 7, 2010, we filed Articles of Incorporation with the Secretary of State of Nevada, changing our name to Lansdowne Security, Inc. and implementing a 50-to-1 reverse stock split of our issued and outstanding common stock. As a result of the reverse stock split, the number of our issued and outstanding shares decreased from 17,288,986 pre-split shares to 345,780 shares of common stock.

Reverse Acquisition of DK International Group Ltd.

Prior to February 11, 2011, we were a shell company and had no operations. On February 11, 2011, we entered into the Share Exchange Agreement DK and its sole shareholder, Mr. Yangbo Cai, pursuant to which we acquired 100% of the issued and outstanding capital stock of DK in exchange for 9,250 shares of our Series A Preferred Stock, which constituted 91.71% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. DK thereby became our wholly-owned subsidiary, its subsidiary, Dake, became our indirect subsidiary, and its VIE, Aierda became our VIE. DK was incorporated on November 12, 2010 in the BVI as a holding company for Dake (Fujian) Sports Goods Co., Ltd, a PRC based operating subsidiary, which is engaged in the design, manufacturing, and distribution of footwear materials, branded footwear products and accessories in the Chinese domestic market.

A closing condition to the consummation of the share exchange agreement was the repurchase and cancellation by the Company of 234,616 shares of common stock held by David Roff, the Company’s sole officer and director, for $20,000 in cash and 215 shares of the Series A Preferred Stock, as contemplated by a repurchase agreement, dated February 11, 2011, by and between the Company and Mr. Roff. As a result of the share cancellation, our issued and outstanding shares decreased from 345,780 to 111,164 shares of common stock.

Upon the closing of the reverse acquisition on February 11, 2011, Mr. Roff resigned from his offices with the Company, effective immediately, and from his position as a director, effective as of the tenth day following the filing with the SEC and mailing of an information statement on Schedule 14f-1 to the Company’s stockholders. On the same day our Board of Directors increased its size to 4 members and appointed Mr. Yuxi Ding to serve as Chairman, effective immediately, and appointed Mr. Conghui Ding, Mr. Congren Ding, and Mr. Quisheng Ding to serve as directors, effective as of the effective date of Mr. Roff’s resignation. Our Board of Directors also appointed Mr. Conghui Ding to serve as our Chief Executive Officer, Ms. Lifen Zheng to serve as our Chief Financial Officer, Treasurer and Secretary, and Mr. Andong Wang to serve as our Chief Marketing Officer, effective immediately.

We plan to change our name to Dake Athletics Corp. to more accurately reflect our new business operations.

Acquisition of Dake and Aierda

On December 30, 2010, DK entered into an equity transfer agreement with Mr. Yuxi Ding, pursuant to which DK acquired 100% of the outstanding equity interest of Dake. On January 6, 2011, the transaction was approved by the Fujian authorities, however, the transaction has not yet been approved by the Quanzhou Commission of Economy and Trade, and a new business license for Dake has not yet been issued by the Quanzhou Administration for Industry and Commerce, the competent local PRC approval authorities. See the discussion under “Risk Factors—If we fail to obtain the approval from Quanzhou Commission of Economy and Trade and the new business license from Quanzhou Administration for Industry and Commerce for DK’s acquisition of Dake, we will not have legal ownership over Dake nor control over Aierda.”

On December 31, 2010, Dake entered into a series of 10-year, renewable contracts with Aierda and its sole shareholder, Mr. Yuxi Ding, pursuant to which (1) Mr. Ding agreed to pledge 100% of his equity interests in Aierda to Dake; (2) at any time during the 10-year term of the contractual arrangement, Dake has the absolute right to acquire any portion of the equity interests of Aierda from Mr. Ding; and (3) Dake has the absolute right during the 10-year term to appoint the directors of Aierda and to obtain service fees from Aierda. As a result of these contracts, Dake gained control over Aierda and Aierda became Dake’s VIE.

The commercial arrangement consists of the following contracts:

  Exclusive Business Cooperation Agreement, dated December 31, 2010, between Dake and Aierda, provides that Dake will be the exclusive provider of consulting services to Aierda, and that Aierda will pay a service fee to Dake, based on a percentage of its profits before taxes, which will be payable in an amount and at such  time as determined by Dake in its sole discretion.

  Exclusive Option Agreement, dated December 31, 2010, between Dake, Mr. Ding and Aierda, provides that in the event that Dake exercises its right to purchase the equity interests of Aierda from Aierda’s sole shareholder, the purchase price will be equal to the original price paid by the sole shareholder in acquiring the equity interest of Aierda.

  Proxy Agreement, dated December 31, 2010, between Dake, Mr. Ding and Aierda, authorizes Dake to exercise any and all shareholder rights associated with Mr. Ding’s ownership in Aierda, including the right to sell, assign, transfer or pledge any or all of the equity interest in Aierda, and the right to vote such equity interest for any and all matters.

  Equity Pledge Agreement, dated December 31, 2010, between Dake and Mr. Ding, whereby Mr. Ding pledges all of his equity shares in Aierda to Dake. If Aierda or Mr. Ding breaches their respective obligation under any of the VIE contracts, Dake, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests. Mr. Ding has agreed not to dispose of the pledged equity interests or take any actions that would prejudice Dake’s interest during the 10-year term of the agreements. Dake also has right to obtain any and all dividends related to the equity interest pledged during the term of the pledge.

Under these contractual arrangements, which obligate Dake to absorb a majority of the risk of loss from Aierda’s activities and entitle it to receive a majority of its residual returns, Dake now holds the variable interests of Aierda and has become its primary beneficiary. As such, Aierda is deemed to be our Variable Interest Entity, or VIE, under ASC 810, "Consolidation of Variable Interest Entities, an Interpretation of ARB No.51," because the equity investor in Aierda no longer has the characteristics of a controlling financial interest. Accordingly, we have consolidated the financial data of Aierda into our data. Furthermore, each of DK, Dake and Aierda are either wholly owned or under common control of Mr. Yuxi Ding, pursuant to the foregoing contractual arrangements and a voting rights’ entrustment agreement discussed under the “Security Ownership of Certain Beneficial Owners and Management – Changes in Control” heading elsewhere in this report. Accordingly, the historical consolidated financial statements of Dake are considered the historical financial statements of DK and the statements of income and comprehensive income have been presented retrospectively at the beginning of the reporting period.

Aierda was established on June 13, 1991 as a foreign-invested PRC enterprise and is mainly engaged in the manufacture and sale of footwear parts and materials. On November 16, 2005, Mr. Yuxi Ding, a Philippine resident, entered into a share transfer agreement with Fujian Province Jinjiang City Chendai Jiangtou Labor Insurance Factory and Hong Kong Shengcheng (Pacific) Limited Company, the former shareholders of Aierda, pursuant to which, Mr. Ding acquired 100% of the equity interest in Aierda for a total consideration of RMB 9,000,000. On December 22, 2005, the Jinjiang City Commerce Bureau approved the equity transfer to Mr. Ding and approved the conversion of Aierda to a wholly foreign-owned enterprise. Dake was established on August 8, 1999, as a foreign-invested PRC enterprise and is mainly engaged in the manufacture and wholesale of casual and athletic footwear.

Our Corporate Structure

The chart below presents our corporate structure as of the date of this current report:

Our principal executive offices are located at Jiangtou Village, Jinjiang City, Quanzhou, Fujian Province, 362200, People’s Republic of China. The telephone number at our principal executive office is (+86 595) 851286666.

Our Industry and Market Trends

Through our wholly-owned PRC subsidiary, Dake and our VIE, Aierda, we are primarily engaged in the design, production, and wholesale distribution of athletic and casual men’s and women’s footwear, footwear accessories, and footwear materials sold in China under our licensed proprietary brand “Aierda.” Our footwear products and accessories are mainly sold in the PRC by third party footwear distributors, Our footwear materials are also sold to other footwear manufacturers in Fujian province. We also manufacture footwear products for a limited number of foreign export customers according to specifications during periods that our production line is not engaged in the production of our own branded footwear products.

According to CIConsulting, a PRC industry researcher, China is the largest footwear producer in the world, with more than 20,000 enterprises employing more than 4 million employees, manufacturing about 10 billion pairs of shoes annually. In 2008, roughly 8 billion pairs of shoes were exported, representing a trade amount of $28.8 billion, while the remaining 2 billion pairs were consumed domestically. China has already played the dominate role in the worldwide footwear market. In September of 2008, due to the worldwide financial crisis, global markets including shoes market was deeply affected by the depressed market resulted from the crisis, a large number of low margin shoe manufacturers have been forced out of the markets.

Despite this crisis, neither our sales revenue nor our margins have been materially affected, which we primarily attribute to our modernized manufacturing procedures, as well as our market efforts in 2009 resulting in growing consumer demand for our branded footwear products. We expect that our performance will improve with increased economic activity in the global economy.

In 2010, we expanded our relationships with many of our distributors operating in retail locations in Fujian, Heilongjiang and Anhui provinces, providing them with additional in-store marketing materials, product displays, and store décor bearing the Aierda logo. We plan to further expand our business to include retail sales in 2011, and open several new company-owned retail locations in Fujian province.

Our Growth Strategy

Our goal is to become one of the leading providers of affordable, quality footwear in China. We intend to pursue the following strategies to achieve our goal:

  New Products and Expansion of Production Capacity: We intend to increase our production capacity through the addition of at least one more production line in our Jinjiang City manufacturing facility which is currently operating at near full capacity. We also plan to adopt an inventory management system that will enable us to better track our inventory cycle to increase our production line utilization rate and sales revenues, and we expect that we will need to hire approximately 200 additional employees to support our additional production line. We also intend to expand our product line to include original designs of casual and athletic Aierda branded clothing and sportswear accessories.

  Increase Marketing Activities and Market Share: We plan to apply for an expansion of our current business license from domestic wholesale distribution to include retail sales and expand our share of the domestic retail PRC footwear market by opening 100 exclusive Aierda brand retail locations, including several flagship stores, by 2014. We also plan to establish broader distribution networks and sales channels to increase our market share. We also intend to initiate an intensive print and television marketing and advertising campaign in the provinces where our footwear products are currently sold to increase our brand awareness. We expect to hire an outside marketing firm to assist us with the above mentioned marketing and brand-building activities.

Our Products

We design and offer for sale over 90 original designs of casual and athletic footwear and footwear accessories for men and women. Our footwear designs target a growing young consumer market between the ages of 13 and 40, who seek the latest design trends at affordable prices. Our line of casual and athletic footwear products are sold at RMB150 - 250 for retail, and RMB56 - 72 for wholesale, with our hiking and outdoor footwear products priced at the higher end of that range. We manufacture our footwear products and materials at our manufacturing facility in Jinjiang City in Fujian Province. Approximately 60% of our designs are for men and 40% are designs for women. New designs are introduced twice a year, for each of the Spring-Summer and Fall-Winter ordering seasons. Designs are made based on collaboration between our sales department and design department with regard to market demand and assessment of what designs will be fashionable in the upcoming season. In 2009, revenues from our footwear materials and accessories accounted for 60.3% of our total sales revenues, and our designs of men’s and women’s footwear represented 24% and 15.7% of total sales, respectively. During the nine months ended September 30, 2010, we successfully increased the percentage of our footwear sales to 78% of our total sales.

Our footwear accessories include removable insole and outsole products to enhance comfort and add height. Our footwear accessory products are manufactured using Ethylene Vinyl Acetate, or EVA, a co-polymer or compound of ethylene and vinyl acetate typically used as a shock absorber in sports shoes, MD, also called “Phylon” which is used as a super-light, flexible and shock-absorbing material in sports shoes, rubber, and natural and synthetic leather. EVA can be purchased either in granule or injectible form, or in rolled sheets.

Raw Materials and Supplier Relationships

The major raw materials used in the production of our footwear products are EVA, plastic, leather and rubber. We acquire our primary raw materials from a variety of sources in Fujian province, primarily in Jinjiang City and Quanzhou. We purchased approximately 71% of our raw materials from 10 Fujian suppliers in 2009, up from 40% in 2008. The reason for the sharp increase in supplier concentration from 40% to 71% in 2009 was due to the increased transactional familiarity between the Company and a select group of local suppliers which were found to be reliable sources of quality raw materials. Our suppliers are selected for their ability to meet our high quality standards, timely execution of our orders, and competitive pricing. We do not have any material long-term purchase contracts with any of our suppliers; however, we do many long-term relationships with our major suppliers and management believe that we will be able to maintain adequate supply of raw materials at a predictable cost for the foreseeable future. However, the prices for which we pay for our raw materials depend on general market conditions and the market price of certain raw materials, which are primarily dependent on the price of petroleum, and the continued operations of our current suppliers. We do have a limited number of short-term contracts with some of our suppliers and occasionally make one-time purchases to take advantage of favorable pricing.

Our contracts with suppliers are on an as ordered basis, with payment due at the end of the month of delivery, and are usually for a term of one year. Prices are negotiated by our sourcing team.

Marketing and Distribution Efforts

Advertising

We utilize television, print media, the internet and outdoor billboard displays to build brand awareness. We also have sponsored various school and university sports teams and have participated in event sponsorships as a means of increasing our brand awareness in key markets. Our expenses relating to our advertising and marketing activities were $513,088 for the year ended December 31, 2009, and as of September 30, 2010, we had spent approximately $332,511 on marketing and advertising activities.

We plan to hire an outside marketing consulting firm to assist us with developing new marketing and brand-building strategies that may include among others to expand our marketing activities to new areas with high potential for sales, increase our advertising in high traffic areas such as airports and train stations, and initiate a new internet advertising campaign.

Distributors

We sell our products to distributors located in Fijian, Heilongjiang, Sichuan, Liaoning, Zhejiang, Henan, Anhui, Tianjing, Shandong, Guangxi, Hubei, Shaanxi and Gansu provinces. We invite our distributor customers to our design showroom in Jinjiang City in April and October of each year, to view our new designs and place orders. We also participate and attend periodic sales fairs where distributors can view and select upcoming designs. As of December 2010, we had over 1,000 distributors throughout China, with our top ten distributors accounting for 62% of our total sales in 2009, a slight increase from 58% in 2008. We plan to expand into the retail footwear business with the launch of retail stores by mid-2011.

We identify suitable distributors and enter into distributorship agreements, usually for a term of one year. Distributors purchase wholesale priced shoes and vend them at sales points throughout China. Our distributors are independent third parties that do not pay us any fees other than the purchase price for the purchase of our products, nor do we pay them any incentives or fees. However, we require our distributors to implement, monitor compliance with and enforce our distribution guidelines. Our general distribution contracts usually contain the following terms:

  Wholesale price – Distributors pay a discounted wholesale price for our products.

  Delivery – We are responsible for the cost of shipping and we are obliged to ship our products to the designated warehouse of our distributor within two months after a contract is signed.

  Product Standard – We are responsible for delivering products according to the standards specified by the distributors in each contract.

  Payment and Credit Terms – Payment and credit terms are on a case by case basis. The credit period is usually one month, with a 30% advance deposit required in every case

  Returns – We do not have a product return policy with our distributors, but may from time to time offer them discounts on unsold inventories.

Competition

The retail industry, and in particular the footwear retail industry, is highly competitive in China. We face direct competition from other domestic and international manufacturers of footwear products that operate in the PRC market. There are a number of private companies who are in the process of developing their own brand name in an attempt to enter the PRC retail footwear market. We believe that our top competitors in this market are 361 Degrees International Limited and Anta Sports Products Limited, Hong Kong listed PRC companies who manufacture and market athletic footwear and apparel in China, Exceed Company Ltd., a NASDAQ listed manufacturer of footwear, apparel and accessories, and Hongxing Erke Group, a Singapore-listed footwear manufacturer. Many of our existing and potential competitors have substantially greater financial, manufacturing or other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices. Many of our competitors may also have greater brand name recognition, more established distribution networks, larger customer base, or have more extensive knowledge of our customer groups. As a result, they may be able to devote greater resources on innovative designs, promotion and sale of their products and respond more quickly to evolving changes in market conditions than we can. In addition, certain of our competitors may adopt low-margin sales strategies and compete against us based on lower prices.

We believe that competition in the footwear industry in China will continue to be based on, among other things, innovative designs, product quality, promotional activities and brand awareness, extensive distribution networks, comparatively lower material costs, and pricing. We believe that we are highly-competitive in each of these areas. Further, we primarily market our products in second- and third-tier markets, characterized by rapid growing urban populations and disposable household income, in order to avoid direct competition from larger, more recognized competitors. Our products target low to mid-level income portion of the population in these cities and are priced significantly lower than those of our larger competitors.

Design and Innovation

We believe that design innovation is crucial for our ability to compete and survive in the PRC footwear industry. As a result, we dedicate a large portion of our resources to our internal design team. Our internal design team consists of 85 full-time designers who communicate with our distributors and sales team to create approximately 90 new and unique designs twice a year. Our designs primarily target consumers between the ages of 13 and 40. Our Fall-Winter designs are introduced in April for Spring orders and our Spring-Summer designs are introduced in October.

For the fiscal years ended December 31, 2009 and 2008, approximately 0.1379% and 0.1747% of our expenses, respectively, were allocated to our design and innovation activities.

Intellectual Property Rights

Our products are sold under the Aierda brand name, which is a registered trademark in the PRC.

Trademarks	Certificate #	Valid Term
	615261	October 20, 2002 to October 19, 2012
	1064439	July 29, 2007 to July 28, 2017

Employees

We currently employ a total of 1,823 employees at our Jinjiang City headquarters and manufacturing facility. We use both an internal hiring team and third-party labor providers to hire our employees. Our factory workers are compensated based on productivity, or per units produced and the average salary of our employees is RMB 2,000 per month.. Our administrative staff is compensated based on hours worked. The table below details the various departments and number of employees in each.

Marketing and Sales	78
Design	85
Warehouse	22
Logistics	187
Administrative and Accounting	53
Production and Manufacturing	1,398
Total	1,823

Our salary expenses for 2009 and 2008 were $5,510,570 and $5,127,174, respectively. The 7.5% increase in salary expenses from 2008 to 2009 was primarily due to increased production labor cost in 2009, which constitutes 81% of the total salary expenses, compared to 69% in 2008, as we hired more temporary workers to meet our production demand. We believe that this increase was also caused by the widely reported reverse migration of industrial laborers, including Fujian-based laborers, during the 2009 economic crisis, from their former positions in other industrialized provinces. We do not anticipate that our labor costs will continue to increase at such high rate as this migratory pattern has not continued.

We believe that we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law , the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities for our operations in the PRC. According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees and to pay them no less than local minimum wage. Labor statutes in the PRC also require us to pay additional expenses to cover staff welfare including medical insurance, pensions, disability and unemployment insurance and labor union dues. During 2009 and 2008, we contributed an additional $1,002,816 and $689,088, respectively, towards these employee obligations.

Regulation

Because our principal operating subsidiaries are located in the PRC, our business is primarily regulated by PRC state and local rules and regulations. We believe that we are in compliance with all applicable rules and regulations.

Environmental Compliance

On June 18, 1999, we received consent for the construction of our manufacturing facility in Jinjiang City from the Quanzhou Environmental Protection Bureau, pursuant to the findings of environmental impact report issued by the Institute of Environmental Protection Design of Huaqiao University that such construction was reasonable and feasible.

Our operation and facilities are subject to environmental laws and regulations stipulated by the national and the local environment protection bureaus in China, including the PRC Environmental Protection Law. Relevant laws and regulations include provisions governing air emissions, water discharges and the management and disposal of hazardous substances and wastes. We maintain controls at our production facilities to facilitate compliance with such environmental rules and regulations. We are not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor has it been subject to any action made by any PRC environmental administration authorities.

Employment and Labor Regulations

Our PRC operating subsidiaries are subject to the PRC Labor Contract Law, the PRC Production Safety Law, the PRC Regulation for Insurance for Labor Injury, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities from time to time. According to these PRC labor laws, we are required to enter into labor contracts with our employees and pay them no less than local minimum wages. Labor statutes in the PRC also require us to pay additional expenses to cover staff welfare including medical insurance, pensions, disability and unemployment insurance and labor union dues, and to comply with PRC employment safety and sanitation standards and carry out regular health examinations of our employees who are engaged in hazardous occupations. We believe we are in material compliance with all applicable PRC labor and safety laws and regulations.

Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations (1996), as amended, and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996). Under these regulations, the Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for most capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside China, unless the prior approval of the PRC State Administration of Foreign Exchange, or SAFE, or its local counterparts is obtained. In addition, any loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount.

Furthermore, any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by the PRC Ministry of Commerce or its local counterpart. We may not be able to obtain these government approvals or registrations on a timely basis, if at all, which could result in a delay in the process of making these loans.

Dividends paid by the PRC subsidiary to its foreign shareholder are deemed shareholder income and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by SAFE, for settlement of current account transactions without the approval of SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

Regulation of Income Taxes

The EIT Law and its implementing rules impose a unified earned income tax rate of 25.0% on all domestic-invested enterprises and foreign invested enterprises, or FIEs, unless they qualify under certain limited exceptions. Before the implementation of the EIT Law, FIEs established in the PRC, unless granted preferential tax treatment by the PRC government, were generally subject to an EIT rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax.

Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In addition, a circular issued by the State Administration of Taxation on April 22, 2009, regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise stockholders. This circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities. Furthermore, the circular sets out criteria for determining whether “de facto management bodies” are located in China for overseas incorporated, domestically controlled enterprises. However, as this circular only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of “de facto management bodies” for overseas incorporated enterprises that are controlled by individual PRC residents, as in our case. See also the discussion under “Risk Factors—Under the Enterprise Income Tax Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

Value Added Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and its implementing rules, issued in December 1993, all entities and individuals that are engaged in the businesses of sales of goods, provision of repair and placement services and importation of goods into China are generally subject to a 17% VAT (with the exception of certain goods which are subject to a rate of 13%) of the gross sales proceeds received, less any VAT already paid or borne by the taxpayer on the goods or services purchased by it and utilized in the production of goods or provisions of services that have generated the gross sales proceeds.

Business Tax

Companies in China are generally subject to business tax and related surcharges by various local tax authorities at rates ranging from 3% to 20% of revenue generated from providing services and revenue generated from the transfer of intangibles.

Regulation of Dividend Distribution

The principal regulations governing the distribution of dividends by foreign holding companies include the Foreign Investment Enterprise Law (1986), as amended, and the Administrative Rules under the Foreign Investment Enterprise Law (2001). Under these regulations, FIEs in China may pay dividends only out of their retained profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign investment enterprises in China are required to allocate at least 10% of their respective retained profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Our Facilities and Property

There is no private ownership of land in China and all land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be obtained from the government for a period of up to 50 years, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee.

The table below provides a summary of our contractual land use rights for the properties on which our facilities are located in Jinjiang City:

Land	Usage	Area in Square Meters	Status of Land Use Rights
Land No. GY2010-33 Chendai Town, Jinjiang City	Aierda Industrial Facilities	13,333	Pending
Land No. GY2010-34 Chendai Town, Jinjiang City	Dake Industrial Facilities	20,000	Pending

We have not yet obtained land use right certificates for these facilities but we are in the process of negotiating agreements with the local government authority regarding obtaining such rights, which we expect to receive before the end of 2011.

Since commencing operations in 1991, we have constructed our manufacturing facilities and employee housing on our properties in Jinjiang City for our exclusive use. The table below provides details regarding our use of the space:

No.	Owner	Address	Use	Gross Floor Area (sq. m)	Registration No.
1.	Dake	Jiangtou Industry Area, Chendai Town, Jinjiang City	Factory	30,000	Self-built Building without Certificate of Title

For the years ended December 31, 2009 and 2008, the amortization expense of the land use rights was $146,390 and 143,847, respectively.

Insurance

Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we could face liability from the interruption of our business as summarized under “Risk Factors – Risks Related to Our Business – We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

If we fail to obtain approval from the Quanzhou Commission of Economy and Trade and a new business license from the Quanzhou Administration for Industry and Commerce for DK’s acquisition of Dake, we will not have legal ownership over Dake or control over Aierda.

We conduct our business through DK’s PRC operating subsidiary, Dake, and its VIE, Aierda. Although we have obtained approval from the Jinjiang Commission of Economy and Trade for DK’s acquisition of Dake, in order to fully comply with PRC laws, the acquisition of Dake needs to also be approved by the Quanzhou Commission of Economy and Trade, and we need to obtain a new business license for Dake from the Quanzhou Administration for Industry and Commerce. If we do not obtain this approval of the transaction or a new business license for Dake, we will not have legal ownership over Dake, nor control over Aierda, Dake’s VIE.

We face risks related to general domestic and global economic conditions and to the current credit crisis.

Our current operating cash flows provide us with stable funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, poses a risk to the PRC economy, and may impact our ability to manage normal relationships with our customers, suppliers and creditors. Furthermore, the sale of our products is dependent on the disposable income of PRC citizens. Changes in economic conditions and consumer confidence could adversely affect consumer preferences, purchasing power and spending patterns. For example, the recent global economic and financial market crisis may cause, among other things, lower customer spending in metropolitan markets. If the current situation deteriorates significantly, our business could be materially negatively impacted, as demand for our products and services may decrease from a slow-down in the general economy, or supplier or customer disruptions may result from tighter credit markets.

Adverse changes in the business and creditworthiness of our distributors could materially adversely affect our financial condition and results of operations.

We derive all of our revenue from sales to distributors. Such arrangement is risky for the following reasons:

  Our distributors generally do not have any contractual obligation to purchase minimum quantities of our products and may reduce purchases of our products on short notice.

  Our sources purchase orders primarily at sales fairs, and such orders constitute approximately 70% to 90% of our annual revenue. Purchase order quantities may be subsequently adjusted upward or downward by amounts ranging from 10% to 30% before finalization. The products we ship to our distributors are based on actual orders received from distributors after upward or downward adjustments, if any.

  Certain distributors, especially those adversely affected by the worsened economic conditions, may delay or default on their payments to us. Increased credit risk of distributors may materially adversely affect our financial condition and results of operations and limit our growth prospects.

If our distributors perform poorly or if we fail to maintain good relationship with our distributors or retain them in our distribution network, our sales, financial condition and operating results may be adversely affected.

We rely on our distributors for the expansion of our retail sales network but they may not be willing to accommodate the needs of our business plans.

As of December 2010, we have over 1,000 distributors covering 13 provinces in China, We rely on our existing and new distributors to assist us in exploring new markets for our products and identifying potential locations for new stores. Some of our distributors, however, also distribute other brands of sports and leisurewear products, including competitor brands. Although these distributors are required to operate separate retail stores for other brands’ products, there can be no assurance that they will always provide favorable retail store locations and marketing resources to us. There can be no assurance that their expansion would be timely or sufficient in scope to satisfy the needs of our business.

We rely on several large distributors for a significant portion of our sales.

With plan to expand into the retail business, but we currently derive a significant portion of our sales from several large distributors. Our top ten distributors account for 62% of our total sales in 2009, a slight increase from 58% in 2008. We generally enter into distribution agreements with our distributors for up to a term of 12 months. The duration of our contractual relationships with each of our top ten distributors has been for two to three years. We do not manufacture our products on a make-to-order basis, but take orders for our prototype products at sales fairs before entering into sale contracts with our distributors to manufacture our products. Our purchase orders at sales fairs constitute approximately 70% to 90% of our revenue. There can be no assurance that our top distributors will renew their distributorship agreements with us on commercially acceptable terms or at all.

Under our agreements with our distributors, we appoint only one distributor instead of multiple competing distributors for one designated geographical area or region. This enables us to manage and monitor the distributor in the designated region more effectively. While we may rely on a sole distributor in a designated region to sell our products, we believe that we would be able to appoint a replacement distributor in the designated region if the need arises. However, to the extent that any distributor for any particular market ceases to cooperate with us for any reason and we are not able to find a suitable replacement distributor for that market in a timely manner, we may lose significant business in that market. Furthermore, our top distributors are not obliged to continue to place orders with us at the same levels as before or at all. There can be no assurance that we would be able to obtain orders from other distributors to replace any such lost sales. Any substantial reduction in purchases from our top distributors, or any failure to renew their agreements with us, may result in a significant loss of sales and our business, financial condition and results of operation may be materially adversely affected.

The wholesale prices at which we sell our products to our distributors are determined by factors beyond our control. In addition, sales of our products at a discount to suggested retail price to end customers could have an adverse effect on our business and brand name.

The prices at which we sell our products are affected by supply and demand fluctuations inherent in the market for our products. Under our business model, we sell our products to distributors and do not sell directly to consumers. We do not have any agreements with our distributors that provide for a minimum purchase price at which the distributors buy our products, however, we do provide suggested retail prices. As such, the wholesale prices we offer for our products to our distributors must match the distributors’ expectations for the retail sale of our products to consumers. If distributors believe that our suggested retail prices do not justify the wholesale prices at which we are offering them, they may require us to lower our wholesale prices. If the wholesale prices of our products should decrease, our growth targets, financial condition, and results of operations may be materially adversely affected.

During the years ended December 31, 2008 and 2009, a number of distributors notified us of certain products with minor deviation from specification. Because such deviation and the amounts involved were immaterial, we allowed the distributors and their authorized third-party retailers to sell these products at a discount to the suggested retail prices to end consumers. The amounts of any such discount were decided and approved by us on a case-by-case basis. Further, such discounts only affected the suggested retail prices to end consumers and had no impact on our revenue because the wholesale price at which we sold these products to the distributors remained unchanged. However, if the deviation from specification and the amounts involved were to become material in the future, the distributors could potentially negotiate for a reduction in wholesale prices, which would adversely affect our business. Increased sales of products with deviation from specifications could also damage our brand image.

We are exposed to credit risks of our distributors, some of which may experience financial difficulties, which could in turn adversely affect our financial condition and results of operations.

We provide credit terms to our distributors based on our assessment of each distributor’s financial condition. Our distributors place advance orders at sales fairs but the risk of default may increase when dealing with financially ailing distributors or distributors struggling with economic uncertainty. Our increased sales going forward may rely heavily on credit, and we may be unable to collect these accounts receivable in full or at all. The loss of, or significant decrease in, sales to these distributors, or their failure to pay us in a timely manner or at all, could materially adversely affect our business, financial condition and results of operation.

Our sales to distributors may not directly correlate to the demand for our products by end consumers, which could adversely affect our ability to accurately track market trends and preferences of end consumers for our products and respond to such changing market dynamics.

We sell our products to distributors and not to end consumers. We meet distributors at sales fairs and obtain preliminary/budgeted sales data from them in order to budget for sales in future months. We neither accept returns from distributors of unsold stock nor track information on a real-time basis with respect to the inventory levels and movements of our products in retail stores and our distributors do not provide us with any sales reports. In order to monitor consumer demand for products, we require our distributors to submit their orders a few months ahead of production so that we can anticipate general customer needs. Since our distributors are not required to provide us inventory data, we may not be able to assess accurately whether our sales to distributors track sales of our products to end consumers. If we are unable to track end-consumer sales accurately, we may not be able to assess market trends and preferences, which ultimately could have a material adverse effect on our revenue.

We face increasing labor costs and other costs of production in the PRC, which could materially adversely affect our profitability.

The sportswear manufacturing industry is labor intensive. Labor costs in China have been increasing in recent years and could continue to increase in the future. If our labor costs continue to increase, our production costs, including both our own manufacturing and outsourcing costs, will likely increase. This may in turn affect the selling prices of our products, which may then affect the demand of such products and thereby adversely affect our sales, financial condition and results of operations. Moreover, increases in costs of product parts required for production of our products, such as EVA and rubber, increases in electricity costs and other increases in production costs, may cause similar adverse effects, particularly if we are unable to identify and employ other appropriate means to reduce our costs of production. Furthermore, we may not be able to pass on these increased costs to consumers by increasing the selling prices of our products in light of competitive pressure in the markets where we operate. In such circumstances, our profit margin may decrease and our financial results may be adversely affected.

If our suppliers from whom we source raw materials used in the manufacturing of our products fail to perform their contractual obligations, our ability to provide our products to our customers, as well as our ability to obtain future business, may be harmed.

We currently purchase at least 30% of the raw materials used in the manufacturing of our products from outside suppliers, with whom we have contractual agreements. Our contractual relationships with most of our suppliers have been in place since 2003. For 2009 and 2008, our top five raw material suppliers accounted for approximately 46% and 27%, respectively, of our total purchases from raw material suppliers, and our single largest supplier accounted for approximately 11% and 17%, respectively, of our total purchases. There can be no assurance that our top suppliers will continue to deliver raw materials or product parts to us in a timely manner or at acceptable prices and quality, or at all. Any disruption in supply of raw materials or product parts from our suppliers may adversely affect our business, financial condition and results of operations.

Our profitability may decrease if we are unable to pass on increased cost of raw materials and product parts to our customers.

Our manufacturing operations depend on adequate supplies of raw materials and product parts. We purchase all of our raw materials on an order-by-order basis with suppliers. The prices of certain of our key raw materials, such as EVA and rubber, are subject to factors beyond our control, such as fluctuations in crude oil prices. We may also experience difficulty in obtaining other acceptable quality materials on a timely basis and the prices that we pay for such materials may increase due to increased demand or other factors. We may not be able to pass on the increased cost to our customers by increasing the selling prices due to competitive pressure in the markets. In such circumstances, our business, financial condition and results of operations may be adversely affected.

Failure to continue to obtain high quality endorsers to promote our products could harm our business.

We sponsor various school and university sports teams and participate in event sponsorships as a means of increasing our brand awareness in key markets. If any of the individuals and institutions associated with our products were to stop using our products in violation of their sponsorship agreements, our business could be adversely affected. In addition, actions taken by these individuals and entities that harm their reputations could in turn also harm our brand image with consumers, which could have an adverse effect on our sales and financial condition. In addition, poor performance by these entities and individuals in their fields, our failure to continue to identify correctly promising sports teams to use and endorse our products, or our failure to enter into sponsorship arrangements with prominent athletes and sports organizations, could adversely affect our brand and result in decreased sales of our products.

Failure to effectively promote or maintain the Aierda brand may affect our performance and sales and cause us to incur significant costs.

The image of the Aierda brand is an important factor in influencing consumer preferences and building brand loyalty. Promoting and maintaining the Aierda brand is therefore crucial to our success and growth within the PRC sportswear market. We utilize television, print media, the internet and outdoor billboard displays to build brand awareness. We also have sponsored various school and university sports teams and have participated in event sponsorships as a means of increasing our brand awareness in key markets. Our expenses relating to our advertising and marketing activities were 513,088 USD for the year ended December 31, 2009, and as of September 30, 2010, we had spent approximately 332,511 USD on marketing and advertising activities. If we are unsuccessful in promoting our Aierda brand among its targeted consumer groups, the goodwill and consumer acceptance of our Aierda brand may be eroded, and our business, financial condition, results of operations and prospects may be adversely affected. As we also promote our brand through athletes and sports teams, our brand is partly dependent on the public perception of these individuals and institutions, over which we have no control. Any negative publicity, whether in the PRC or abroad, in relation to our brand or our brand representatives could have an adverse effect on the public’s perception of our brands, which could have a negative impact on our business and results of operations.

In addition, we have incurred and expect to continue to incur significant costs and expenses arising out of our brand-building activities, including sponsorships and increased advertising in regional and national newspapers, magazines, the Internet, television and billboard displays. These activities may not be successful in building the goodwill and profile of our brand, which could have a negative effect on our sales and results of operations.

Our sales may be affected by seasonality, weather conditions and a number of other factors.

We operate our business in the PRC and derive all of our revenue from these operations. Generally, PRC consumers’ spending behavior is stable year-on-year but varies seasonally, particularly during the Chinese New Year in early spring, the Labor Day holiday in early May, the summer months and the National Day holiday in early October.

Generally, we experience moderate fluctuations in our aggregate sales volume during the year. Historically, revenues in the third and fourth fiscal quarters have slightly exceeded those in the first and second fiscal quarters. However, the mix of product sales may vary considerably from time to time as a result of changes in seasonal and geographic demand for particular types of footwear, apparel and accessories. In addition, unexpected and abnormal changes in climate may affect sales of our products that are timed for release during a particular season. For example, the climate change resulted in an extended winter season from 2008 to 2009 in many regions in China. A longer winter adversely affected the delivery schedules to the distributors and the sales volumes of our spring and summer collections in the first quarter of 2009.

Fluctuations in our sales may also result from a number of other factors including:

  the timing of our competitors’ launch of new products;

  the timing of international and domestic sports events;

  consumer acceptance of our new and existing products;

  changes in the overall sportswear industry growth rates;

  economic and demographic conditions that affect consumer spending and retail sales;

  the mix of products ordered by our distributors;

  the timing of the placement and delivery of distributor orders; and

  variation in the expenditure necessary to support our business.

As a result, we believe that comparisons of our operating results between any interim periods may not be meaningful and that these comparisons may not be an accurate indicator of our future performance.

Our operations may be disrupted and our business, financial condition and/or results of operations may be adversely affected by a failure in our facilities for reasons beyond our control, and since we do not carry business interruption or other insurance, we have to bear losses ourselves.

We are subject to risk inherent to our business, including equipment failure, theft, natural disasters, industrial accidents, labor disturbances, business interruptions, property damage, product liability, personal injury and death. Any significant disruption to our operations could have a material adverse effect on the productivity and profitability of any of our manufacturing facilities and on our business, financial condition or results of operations, and/or the operations of our distributors. We do not carry any business interruption insurance or third-party liability insurance or other insurance to cover such risks. As a result, if we suffer losses, damages or liabilities, including those caused by natural disasters or other events beyond our control and we are unable to make a claim again a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will not suffer any further losses in the future as a result of similar reasons beyond our control.

Failure to develop technically innovative products could adversely affect our competitiveness.

While design and aesthetics of our products are important factors for consumer acceptance of our products, technical innovation in the design of footwear, apparel, and sports equipment is also essential to the commercial success of our products. Research and development plays a key role in technical innovation. Our internal design team consists of 85 full-time employees, many of whom are specialists in the fields of biomechanics, exercise physiology, engineering, industrial design and related fields. Our design team works with our distributors and sales team to develop cutting edge performance products twice a year. While we strive to produce products that help to reduce injury, enhance athletic performance and maximize comfort, our failure to continue introducing technical innovation in our products could result in a decline in consumer demand for our products.

If we are unable to attract and retain senior management and qualified technical and sales personnel, our operations, financial condition and prospects will be materially adversely affected.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel. In particular, our success depends on the continuing employment of our Chairman, Mr. Yuxi Ding, our Chief Executive Officer, Mr. Conghui Ding, our Chief Financial Officer, Mr. Lifen Zheng, our Chief Marketing Officer, Mr. Andong Wang, our Chief Designer, Mr. Tao Zhang; and our Production Manager, Mr. Xinquan Liu. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

Our limited ability to protect our intellectual property, and the possibility that our technology could inadvertently infringe technology owned by others, may adversely affect our ability to compete.

We rely on a combination of trade secret laws and confidentiality procedures to protect the trademarks and technological capital that comprise our intellectual property. We have been granted the use of brand name Aierda and have re-applied for ownership of our brand logo, but have not yet received approval. Our competitors may assert that our technologies or products infringe on their patents or proprietary rights. We may be required to obtain from others licenses that may not be available on commercially reasonable terms, if at all. Problems with intellectual property rights could increase the cost of our products or delay or preclude our new product development and commercialization. If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our technology license positions or to defend against infringement claims.

In order to grow at the pace expected by management, we will require additional capital to support our long-term growth strategies. If we are unable to obtain additional capital in future years, we may be unable to proceed with our plans and we may be forced to curtail our operations.

We will require additional working capital to support our long-term growth strategies, which includes identifying suitable points of market entry for expansion growing the number of points of sale for our products, so as to enhance our product offerings and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, may vary greatly from quarter to quarter, depending on the volume of business during the period. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term growth strategies, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis.

We do not currently have the legal land use rights to the two parcel land or the property ownership certificate to the buildings where our main facilities are located.

Our continued operations depend on our success in obtaining the legal land use rights for the two parcel of land on which our main facilities are located in Jinjiang City and the property ownership certificates for the buildings on such property. We are currently pursuing the acquisition of the land use rights and certificates from the local Jinjiang City government authority. If we fail to obtain such land use rights we may be required to relocate or discontinue our business operations. In addition, our production facilities built on the land will be regarded as illegal construction and may be demolished under the order of the local government.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The PRC government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the PRC legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

New labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated a new labor law, namely, the Labor Contract Law of the PRC, or the New Labor Contract Law, which became effective on January 1, 2008. The Implementation Rules of the New Labor Contract Law was subsequently promulgated and became effective on September 18, 2008. The PRC government also promulgated the Law on Mediation and Arbitration of Labor Disputes on December 29, 2007 that came into effect on May 1, 2008. These newly enacted labor laws and regulations impose greater liabilities on employers and significantly impact the cost of an employer’s decision to reduce our workforce. Further, they require certain terminations to be based upon seniority but not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost effective manner, thus materially and adversely affecting our financial condition and results of operations.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the PRC economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our principal operating subsidiaries, Aierda and Dake, are subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

We are a Nevada company, but DK International Group Ltd. is a BVI company, and our principal operating subsidiaries, Aierda and Dake, are located in the PRC. Most of our assets are located outside the United States and all of our current operations are conducted in the PRC. In addition, each of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments predicated on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to the U.S. dollar had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese renminbi appreciated approximately 2.5% against the U.S. dollar in 2005 and 3.3% in 2006. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese renminbi against the U.S. dollar. We can offer no assurance that Chinese renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our international operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that it will be able to obtain all required conversion approvals for our operations or that PRC regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to our shareholders, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our two operating PRC subsidiaries. PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not  transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. Failure to comply with the requirements of Circular 75 may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

On January 27, 2011, Mr. Yangbo Cai and Mr. Yuxi Ding entered into the Voting Rights’ Entrustment Agreement, pursuant to which, Mr. Cai has irrevocably granted to Mr. Ding voting and dispositive control over the shares held by him. Our PRC counsel has not opined on the legality and validity of the Voting Rights’ Entrustment Agreement. To comply with Circular 75, Mr. Ding needs to register with the relevant branch of SAFE, as currently required. However, Mr. Ding has not completed such registration yet. The failure by Mr. Ding to comply with Circular 75 could subject Mr. Ding to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of Dake constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, referred to as the 2006 M&A Rule, which regulate “Round-trip Investments,” defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s).

Our Chairman, Mr. Yuxi Ding, is a PRC citizen who is also a permanent resident of the Philippines and may be considered a foreign passport holder for purposes of the 2006 M&A Rule. Mr. Ding is party to an Option Agreement, pursuant to which he has the option to acquire all of the shares of our common stock held by Mr. Yangbo Cai, our controlling stockholder, and he is also party to a voting rights’ entrustment agreement which gives him irrevocable voting and dispositive control over any such shares held by Mr. Cai.

The PRC regulatory authorities may take the view that his acquisition of control over the Company, and upon exercise of the option, his acquisition of our equity interest, and the reverse acquisition of DK are part of an overall series of arrangements which constitute a Round-trip Investment because at the end of these transactions, Mr. Ding has or will become the majority owner and effective controlling party of a foreign entity that acquired ownership of our Chinese subsidiaries. The PRC regulatory authorities may also take the view that the registration of the Acquisition with the relevant AIC and the filings with the SAFE may not be evidence that the Acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM the overall restructuring arrangements, the existence of the reverse acquisition and its link with the Acquisition. If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you we may be able to obtain the approval required from MOFCOM.

Although in the opinion of our PRC counsel, the Acquisition does not constitute a Round-trip Investment, if the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our PRC subsidiaries. Additionally, the PRC regulatory authorities may take the view that the Acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, our business and financial performance will be materially adversely affected.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected. "

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Our subsidiaries are incorporated in the PRC and the British Virgin Islands. On March 16, 2007, the new PRC Enterprise Income Tax Law, or the New EIT Law, was issued, and on December 6, 2007, the Rules on the Implementation of Enterprise Income Tax Law of the PRC, or the Implementation Rules, were issued, both of which became effective on January 1, 2008. Under the New EIT Law and the Implementation Rules, effective on January 1, 2008, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The Implementation Rules define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2009 tax year.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make most of our sales in China. PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATING TO THE INDUSTRY IN WHICH WE OPERATE

Our products face intense competition, and we may not have the resources necessary to compete with competitors.

We are a sports and leisure footwear, apparel and accessories company. This industry is highly competitive in the PRC and the competitors in this market include both international and domestic companies. Some of our competitors may have greater financial, research and development and design, marketing, distribution, management or other resources. Our results of operations could be affected by a number of competitive factors, including entry by new competitors into our current markets, expansion by existing competitors, better marketing/advertising leading to stronger brand equity for the competitors, and competition with other companies for the production capacity of contract manufacturers. Our results of operations and market position may be adversely impacted by these competitive pressures.

There can be no assurance that our strategies will remain competitive or that we will continue to be successful in the future. Increased competition could result in a loss of our market share. In particular, if our competitors adopt aggressive pricing policies, we may be forced to adjust the pricing of our products to level their competitiveness. This could adversely affect our profitability and financial results.

We may not be able to predict or meet consumer preferences or demand accurately.

We derive a significant amount of revenue from the sale of sports and leisurewear products that are subject to rapidly changing consumer preferences. Our sales and profits are sensitive to these changing preferences and our success depends on our ability to identify, originate and define product and fashion trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. All of our products are subject to changing consumer preferences that we cannot predict with certainty. Our new products may not receive consumer acceptance as consumer preferences could shift rapidly to different types of performance or other sports footwear or apparel or away from these types of products altogether, and our future success depends in part on our ability to anticipate and respond to these changes. If we fail to anticipate accurately and respond to trends and shifts in consumer preferences by adjusting the mix of existing product offerings, developing new products, designs and styles, or influencing sports and fitness preferences through vigorous marketing, we could experience lower sales, excess inventories and lower profit margins, any of which could have an adverse effect on our results of operations and financial condition.

Consolidation of distributors or concentration of retail market share among a few distributors may increase and concentrate our credit risk and impair our ability to sell our products.

The sports and leisure footwear, apparel, and accessories retail markets in the PRC are dominated by a few large sports and leisure footwear, apparel, and accessories distributors with many stores. These significant distributors may increase their market share by expanding through acquisitions or through the establishment of additional stores. The consolidation of distributors concentrates our credit risk in a relatively small number of distributors and, if any of these retailers were to experience a shortage of liquidity, it would increase the risk of nonpayment of their outstanding payables to us. In addition, any shifting concentration of market share to a small number of distributors in a particular county or region increases operational risks. If any one of them substantially reduces their purchases of our products, we may be unable to find a sufficient number of other retail stores for our products to sustain the same level of sales and revenues. Further, the consolidation of distributors could limit our ability to negotiate contract terms in our favor. For example, due to a small number of distributors existing in the industry to whom we can sell our products, our ability to sell products at the price level that we wish to may be adversely affected. If the selling prices to the distributors decrease, our profitability would be adversely affected.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than established trading markets such as the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential shareholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Provisions in our Certificate of Incorporation and Bylaws or Nevada law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Our Certificate of Incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, and the preferences, rights and powers of such preferred stocks shall be determined in the discretion of the board of directors without further action by stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, Nevada corporate law and our Certificate of Incorporation and Bylaws also contain other provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

  deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

  require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and

  allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Our controlling stockholder holds a significant percentage of our outstanding voting securities, which could hinder our ability to engage in significant corporate transactions without his approval.

On January 27, 2011, our Chairman, Mr. Yuxi Ding, entered into an option agreement with Mr. Yangbo Cai, the holder of record of approximately 91.71% of our outstanding voting securities, pursuant to which Mr. Cai granted Mr. Ding an option to acquire all of the shares of our common stock currently owned by Mr. Cai, for an exercise price of $10,000. Mr. Ding may exercise this option, in whole but not in part, during the period commencing six months after the effective date of a resale registration statement for securities issued to investors in the first post-reverse merger equity financing, and ending on the fifth anniversary of the date thereof. On February 11, 2011, Mr. Ding also entered into a voting rights entrustment agreement with Mr. Cai, pursuant to which Mr. Cai irrevocably granted to Mr. Ding all his voting and dispositive control over the shares held by Mr. Cai. Mr. Cai also waived all his rights associated with his shares and agreed to not cause the Company to conduct any transactions which may materially affect the assets, obligations, rights or the operations of the Company. If Mr. Ding exercises this option, he will become our controlling stockholder of record, but, in the interim, Mr. Ding has voting and dispositive control over the shares held by Mr. Cai. As a result of the foregoing agreements, Mr. Ding possesses significant influence over us and has the ability, among other things, to elect a majority of our board of directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

RISKS RELATING TO OUR COMMERCIAL RELATIONSHIP WITH AIERDA

Yuxi Ding’s association with Aierda could pose a conflict of interest which may result in Aierda decisions that are adverse to our business.

Yuxi Ding, our president and Chief Executive Officer and the beneficial owner of 91.71% of our common stock, pursuant to a voting rights entrustment agreement, also beneficially owns 100% of the equity interests in Aierda, our VIE. As a result, conflicts of interest may arise from time to time and these conflicts may result in management decisions that could negatively affect our operations and potentially result in the loss of opportunities.

If Aierda or its shareholder violates our contractual arrangements with it, our business could be disrupted and we may have to resort to litigation to enforce our rights which may be time consuming and expensive.

Our operations will partly depend upon our commercial relationship with Aierda which, pursuant to an Exclusive Business Cooperation Agreement between Dake and Aierda, required Aierda to pay a service fee to Dake in exchange for Dake’s exclusive consulting services to Aierda. If Aierda or its shareholders are unwilling or unable to perform their obligations under our commercial arrangements with it, including payment of the service fee under the Exclusive Business Cooperation Agreement, as it becomes due, we will not be able to conduct our operations in the manner currently planned. In addition, Aierda may seek to renew these agreements on terms that are disadvantageous to us. Although we have entered into a series of agreements that provide us with substantial ability to control Aierda, we may not succeed in enforcing our rights under them. If we are unable to renew these agreements on favorable terms, or to enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase.

Uncertainties in the PRC legal system may impede our ability to enforce the commercial agreements that we have entered into with Aierda or any arbitral award thereunder and any inability to enforce these agreements could materially and adversely affect our business and operation.

The Exclusive Business Cooperation Agreement and our Exclusive Option Agreement with Aierda are governed by PRC law. China’s legal system is a civil law system based on written statutes and unlike common law systems, it is a system in which decided legal cases have little value as precedent. As a result, China’s administrative and judicial authorities have significant discretion in interpreting and implementing statutory and contractual terms, and it may be more difficult to evaluate the outcome of administrative and judicial proceedings and the level of legal protection available than in more developed legal systems. These uncertainties may impede our ability to enforce the terms of the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the other contracts that we may enter into with Aierda. Any inability to enforce the Exclusive Business Cooperation Agreement and the Option Agreement could materially and adversely affect our business and operation.

A majority of the share capital of Aierda is held by our controlling stockholder, who may cause these agreements to be amended in a manner that is adverse to us.

Mr. Yuxi Ding, our President and Chief Executive Officer, and our controlling stockholder pursuant to a voting rights entrustment agreement, owns and controls Aierda. As a result, Mr. Ding may be able to cause our commercial arrangements with Aierda to be amended in a manner that will be adverse to our Company, or may be able to cause these agreements not to be renewed, even if their renewal would be beneficial for us. Although we have entered into an agreement that prevents the amendment of these agreements without the approval of the members of our Board other than Mr. Ding, we can provide no assurances that these agreements will not be amended in the future to contain terms that might differ from the terms that are currently in place. These differences may be adverse to our interests.

Our arrangements with Aierda and its shareholder may be subject to a transfer pricing adjustment by the PRC tax authorities which could have an adverse effect on our income and expenses.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with Aierda and its shareholder were not entered into based on arm’s length negotiations. Although our contractual arrangements are similar to other companies conducting similar operations in China, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. Such an adjustment may require that we pay additional PRC taxes plus applicable penalties and interest, if any.

The exercise of our option to purchase part or all of the equity interests in or assets of Aierda under the Exclusive Option Agreement might be subject to approval by the PRC government. Our failure to obtain this approval may impair our ability to substantially control Aierda and could result in actions by Aierda that conflict with our interests.

Our Exclusive Option Agreement with Aierda gives our Chinese operating subsidiary, Dake, the option to purchase all or part of the equity interests in or assets of Aierda, however, the option may not be exercised by Dake if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of Aierda, to be cancelled or invalidated. Under the laws of China, if a foreign entity, through a foreign investment company that it invests in, acquires a domestic related company, China’s regulations regarding Mergers and Acquisitions would technically apply to the transaction. Application of these regulations requires an examination and approval of the transaction by China’s Ministry of Commerce, or MOFCOM, or its local counterparts. Also, an appraisal of the equity or assets to be acquired is mandatory. If we are not able to purchase the equity or assets of Aierda, then we will lose a substantial portion of our ability to control Aierda and our ability to ensure that Aierda will act in our interests.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are primarily engaged, through our subsidiary Dake and VIE, Aierda, in the design, production, and wholesale distribution of athletic and casual men’s and women’s footwear, footwear accessories, and footwear materials sold in China under our licensed proprietary brand “Aierda.” We also manufacture and export made-to-order footwear products through third party agents and we manufacture and sell footwear materials including insoles, outsoles, linings and heels to other footwear manufacturers in Fujian province. Our branded footwear products, which include approximately 80 low- to mid-priced designs, are sold primarily in second-tier PRC markets, secondary provincial capitals, consisting of 23 cities in China, and third-tier PRC markets, consisting of city capitals at the prefecture or county level.

We operate a 58,000 sq. meter manufacturing facility located in Jinjiang City, Fujian Province, which produces approximately 2.6 million pairs of shoes per year on two production lines. Our footwear products are sold through our network of third-party distributors who sell our products to retail stores and department store boutiques across China. Our company headquarters is located in Jinjiang City, Fujian Province in eastern China.

We generate revenues from the sale of our footwear products and accessories to third-party distributors and to other footwear manufacturers. For the fiscal year ended December 31, 2009 our revenue increased by 16.25%, from $48.5 million to $56.4 million, from fiscal year 2008, and our net income increased by 23.7%, from $5.28 million to $6.53 million, from fiscal year 2008. The increase from period to period is attributable to sustained customer demand during the 2009 period, despite the global economic downturn, and our continuous sales efforts.

Recent Developments

Reverse Acquisition of DK International Group Ltd.

Prior to February 11, 2011, we were a shell company and had no operations. On February 11, 2011, we entered into the Share Exchange Agreement DK and its sole shareholder, Mr. Yangbo Cai, pursuant to which we acquired 100% of the issued and outstanding capital stock of DK in exchange for 9,250 shares of our Series A Preferred Stock, which constituted 91.71% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. DK thereby became our wholly-owned subsidiary, its subsidiary, Dake, became our indirect subsidiary, and its VIE, Aierda became our VIE. In accordance with FASB ASC 805, “Business Combinations,” we recorded this merger using the recapitalization method which consolidated the Company, DK, Dake and Aierda, and treated the Company as a shell at the time of the merger. According to ASC 805-10-55-13, “the acquirer usually is the combining entity whose relative size (measured in, for example, assets, revenues, or earnings), is significantly larger than that of the other.” Since the Company was a shell at the time of the merger while DK had operations through its acquisition of Dake and Aierda and was significantly larger than the Company was, under ASC 805, DK was considered the acquirer.

A closing condition to the consummation of the share exchange agreement was the repurchase and cancellation by the Company of 234,616 shares of common stock held by David Roff, the Company’s sole officer and director, for $20,000 in cash and 215 shares of the Series A Preferred Stock, as contemplated by a repurchase agreement, dated February 11, 2011, by and between the Company and Mr. Roff. As a result of the share cancellation, our issued and outstanding shares decreased from 345,780 to 111,164 shares of common stock.

Upon the closing of the reverse acquisition on February 11, 2011, Mr. David Roff, our former President and Chief Financial Officer resigned from his offices with the Company, effective immediately, and from his position as a director, effective as of the tenth day following the filing with the SEC and mailing of an information statement on Schedule 14f-1 to the Company’s stockholders. On the same day our Board of Directors increased its size to 4 members and appointed Mr. Yuxi Ding to serve as Chairman, effective immediately, and appointed Mr. Conghui Ding, Mr. Congren Ding, and Mr. Quisheng Ding to serve as directors, effective as of the effective date of Mr. Roff’s resignation. Our Board of Directors also appointed Mr. Conghui Ding to serve as our Chief Executive Officer, Ms. Lifen Zheng to serve as our Chief Financial Officer, Treasurer and Secretary, and Mr. Andong Wang to serve as our Chief Marketing Officer, effective immediately.

We plan to change our name to Dake Athletics, Corp to more accurately reflect our new business operations.

Acquisition of Dake and Aierda

On December 30, 2010, DK entered into an equity transfer agreement with Mr. Yuxi Ding, pursuant to which DK acquired 100% of the outstanding equity interest of Dake. On January 6, 2011, the transaction was approved by the Fujian authorities, however, the transaction has not yet been approved by the Quanzhou Commission of Economy and Trade, and a new business license for Dake has not yet been issued by the Quanzhou Administration for Industry and Commerce, the competent local PRC approval authorities. See the discussion under “Risk Factors—If we fail to obtain the approval from Quanzhou Commission of Economy and Trade and the new business license from Quanzhou Administration for Industry and Commerce for DK’s acquisition of Dake, we will not have legal ownership over Dake nor control over Aierda.”

On December 31, 2010, Dake entered into a series of 10-year, renewable contracts with Aierda and its sole shareholder, Mr. Yuxi Ding, pursuant to which (1) Mr. Ding agreed to pledge of 100% of his equity interests in Aierda to Dake; (2) at any time during the 10-year term of the contractual arrangement, Dake has the absolute right to acquire any portion of the equity interests of Aierda from Mr. Ding; and (3) Dake has the absolute right during the 10-year term to appoint the directors of Aierda and to obtain service fees from Aierda. As a result of these contracts, Dake gained control over Aierda and Aierda became Dake’s VIE.

The commercial arrangement consists of the following contracts:

  Exclusive Business Cooperation Agreement, dated December 31, 2010, between Dake and Aierda, provides that Dake will be the exclusive provider of consulting services to Aierda, and that Aierda will pay a service fee to Dake, based on a percentage of its profit before taxes, which will be payable in an amount and at such time as determined by Dake in its sole discretion.

  Exclusive Option Agreement, dated December 31, 2010, between Dake, Mr. Ding and Aierda, provides that in the event that Dake exercises its right to purchase the equity interests of Aierda from Aierda’s sole shareholder, the purchase price will be equal to the original price paid by the sole shareholder in acquiring the equity interest of Aierda.

  Proxy Agreement, dated December 31, 2010, between Dake, Mr. Ding and Aierda, authorizes Dake to exercise any and all shareholder rights associated with Mr. Ding’s ownership in Aierda, including the right to sell, assign, transfer or pledge any or all of the equity interest in Aierda, and the right to vote such equity interest for any and all matters.

  Equity Pledge Agreement, dated December 31, 2010, between Dake and Mr. Ding, whereby Mr. Ding pledges all of his equity shares in Aierda to Dake. If Aierda or Mr. Ding breaches their respective obligation under any of the VIE contracts, Dake, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests. Mr. Ding has agreed not to dispose of the pledged equity interests or take any actions that would prejudice Dake’s interest during the 10-year term of the agreements. Dake also has right to obtain any and all dividends related to the equity interest pledged during the term of the pledge.

Aierda was established on June 13, 1991 as a foreign-invested PRC enterprise and is mainly engaged in the manufacture and sale of footwear parts and materials. On November 16, 2005, Mr. Yuxi Ding, a Philippine resident, entered into a share transfer agreement with Fujian Province Jinjiang City Chendai Jiangtou Labor Insurance Factory and Hong Kong Shengcheng (Pacific) Limited Company, the former shareholders of Aierda, pursuant to which, Mr. Ding acquired 100% of the equity interest in Aierda for a total consideration of RMB 9,000,000. On December 22, 2005, the Jinjiang City Commerce Bureau approved the equity transfer to Mr. Ding and approved the conversion of Aierda to a wholly foreign-owned enterprise. Dake was established on August 8, 1999, as a foreign-invested PRC enterprise and is mainly engaged in the manufacture and wholesale of casual and athletic footwear.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth in the Chinese Economy - We operate our facilities in China and derive almost all of our revenues from sales to distributor customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses. China has experienced significant economic growth, achieving a compound annual growth rate of over 10% in gross domestic product from 1996 through 2008. China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession. However, China has not been entirely immune to the global economic slowdown and is experiencing a slowing of its growth rate. Our business model is also dependent on increasing numbers of middle class urban consumers driving demand for casual and athletic shoes that reflect a modern lifestyle, as well as urban consumer habits, such as window shopping. We anticipate continuing to benefit from these trends due to our presence throughout rapidly urbanizing and gentrifying neighborhoods in second-tier cities all over China. According to the RightSite Criteria, a second tier PRC market usually (1) has a population of more than 5 million; (2) has a GDP of between RMB 250 – 350 billion in economic output and a large year on year GDP growth rate, such as Jiangsu, Zhejiang or Guangdong; and (3) has transportation infrastructure such as an international airport.

  Brand Strength – Continued development of our brand’s strength and visibility are vital to our goal of taking significant market share on a PRC wide scale. We believe our advertising campaigns, from billboards, print media and local event sponsorship activities have been instrumental to the rapid success of building the strength of our brand. Furthermore, our growing expansion will be fueled by our tight management of our brand, customer service, and store image. We are on actively involved in the training of many of our distributors to ensure uniform and superb quality of customer service, product, and consumer experience at every point of sale.

  Competitive Environment – We face an increasing number of both international and domestic competitors. We believe our ability to produce our own footwear components at a lower cost has enabled our margins to be higher than our competitors. We believe our plan to expand our business to include retail sales will further increase our profit margins. As labor costs continue to rise in China, we believe expansion to retail will enable us to avoid the challenges associated with divesting of factories in China and/or moving to new production facilities in Southeast Asia. We believe that switching to a retail model will enable us to develop in the most profitable portion of the footwear industry’s value chain.

Taxation

We are subject to PRC corporate income taxes at a statutory tax rate of 25%. No provision for income taxes in the United States has been made as we have no income taxable in the United States. DK International Group Ltd. is incorporated in the British Virgin Islands which have no corporate income taxes on profits earned overseas.

The Company accounts for income taxes in accordance with ASC 740 “Income Taxes.” ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. There was no deferred tax asset or liability for the years ended December 31, 2009 and 2008. The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriated tax adjustments in 2009 and 2008respectively.

The Company is also subject to value added tax (“VAT”) for selling merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of the taxes which are determined to be late or deficient, and will be expensed in the period if and when a determination is made by the tax authorities that a penalty is due.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will punctually adjust our effective income tax rate when necessary.

Results of Operations

Nine Months ended September 30, 2010 Compared to Nine Months ended September 30, 2009

The following table sets forth key components of our results of operations for the nine months ended September 30, 2010 and 2009:

	For the nine months ended September 30,
	2010	2009	Difference	% of changes
Sales	$44,999,626	$41,334,268	$3,665,358	9%
Cost of sales	(32,078,763)	(29,598,060)	(2,480,703)	8%
Gross profit	12,920,863	11,736,208	1,184,655	10%
Selling, general and administrative expenses	(4,406,740)	(4,522,071)	115,331	–3%
Income from operations	8,514,123	7,214,137	1,299,986	18%
Other income (expenses)
Interest expense, net	(131,472)	(108,584)	(22,888)	21%
Total Other income (expenses)	(131,472)	(108,584)	(22,888)	21%

Income before income taxes	8,382,651	7,105,553	1,277,098	18%
Provision for income taxes	(2,101,018)	(1,776,388)	(324,630)	18%
Net income	$6,281,633	$5,329,165	$952,468	18%

The following table summarizes our sales, cost of sales and gross margin by segments for the nine months ended September 30, 2010 and 2009, respectively:

	For the nine months ended September 30,
	2010	2009	Difference	% of change
Shoe parts & accessories	$21,039,926	$24,761,426	$(3,721,500)	-15%
OEM products	945,716	840,921	104,795	12%
Aierda brand shoes	23,013,984	15,731,921	7,282,063	46%
Consolidated sales	$44,999,626	$41,334,268	$3,665,358	9%

Shoe parts & accessories	$15,331,589	$17,988,255	$(2,656,666)	-15%
OEM products	671,658	601,312	70,346	12%
Aierda brand shoes	16,075,516	11,008,493	5,067,023	46%
Consolidated cost of sales	$32,078,763	$29,598,060	$2,480,703	8%

Shoe parts & accessories	$5,708,337	$6,773,171	$(1,064,834)	-16%
OEM products	274,058	239,609	34,449	14%
Aierda brand shoes	6,938,468	4,723,428	2,215,040	47%
Consolidated gross margin	$12,920,863	$11,736,208	$1,184,655	10%

Sales: The net sales of shoe parts and accessories decreased by $3.7 million, or 15%, to $21.0 million for the nine months ended September 30, 2010, from $24.8 million for the nine months ended September 30, 2009. For the nine months ended September 30, 2010, we took advantage of the economic recovery and focused on the production of Aierda brand shoes which has a higher profit margin than the sales of shoe parts and accessories.

The net sales of OEM products increased by 12% to $0.9 million for the nine months ended September 30, 2010, from $0.8 million for the nine months ended September 30, 2009. This segment is traditionally not the main focus of our sales. We placed more resources on other business segments which contributed major profits during fiscal year 2010.

The net sales of Aierda brand shoes reached approximately $23.0 million for the nine months ended September 30, 2010, a $7.3 million, or 46% increase, from $15.7 million for the same period ended September 30, 2009. The increase in sales of Aierda brand shoes is primarily attributable to continued improvement in the economy together with our change in marketing strategy aimed at increasing sales of Aierda brand shoes which has a higher gross margin than sales of shoe parts and accessories. In addition, we enjoyed more demand for our Aierda brand shoes for the nine months ended September 30, 2010, as a result of our increased advertising expenditure in 2009.

Cost of Sales: Our cost of sales is primarily comprised of the costs of our raw materials, labor and overhead. Our consolidated cost of sales increased $2.5 million, or 8%, to $32.1 million, for the nine months ended September 30, 2010, from $29.6 million for the same period of 2009. The decrease in cost of sales of shoe parts and accessories is generally in line with the decrease in net sales. The increase in cost of sales for our Aierda brand shoes and OEM products is also in line with the increase in net sales.

Gross Profit: Our gross profit increased $1.2 million to $12.9 million for the nine months ended September 30, 2010, from $11.7 million for the same period in 2009. Gross profit as a percentage of net revenues was 29% and 28% for the nine months periods ended September 30, 2010 and 2009, respectively. The average gross margin of shoe part and accessories was 27.1% in the nine months ended September 2010, as compared to 27.4% for the same period of 2009. The average gross margin of Aierda branded shoes was 30.1% for the nine months ended September 30, 2010, as compared to 30.0% for the same period of 2009. The increase in gross margin is primarily attributable to increased sales of Aierda brand shoes which have a higher gross margin.

Operating Expenses: We do not allocate selling, general and administrative expenses incurred at the corporate level to individual reporting segments as we believe our corporate department provides necessary marketing and administrative supporting functions that benefit our entire operations taken as a whole.

Selling and General and Administrative Expenses: Our selling and general and administrative expenses decreased $0.1 million, or 3%, to $4.4 million for the nine months ended September 30, 2010, from $4.5 million for the same period of 2009. The slight decrease is mainly due to a decrease in administrative staff and staff welfare expenses. To enhance our staff efficiency, we have streamlined administrative procedures to reduce our administrative staff headcount during the nine months ended September 30, 2010. For the nine months ended September 30, 2010, our administrative staff costs decreased $0.3 million to $1.6 million, from $1.9 million in the same period of 2009. The decrease in administrative staff headcount has also resulted in a corresponding decrease in staff welfare.

Interest expense, net: Interest expense increased by $22,888 for the nine months ended September 30, 2010, as compared to the three months ended September 30, 2009. The increase is due to the higher short-term borrowing as a result of our business expansion.

Income before Income Taxes: Income before income taxes increased $1.3 million, or 18%, to $8.4 million for the nine months ended September 30, 2010, from $7.1 million in the same period of 2009. As a percentage of net sales, the income before income tax increased from 17% in the nine months ended September 30, 2009, to 19% in the same period of 2010. This increase is mainly attributable to increased sales of our Aierda brand shoes.

Income Taxes: Our income tax increased to $2.1 million for the nine months ended September 30, 2010, from $1.8 million in the same period of 2009. The statutory income tax rate is 25%. This increase is mainly due to better sales revenue and profit derived from sale of our Aierda brand shoes.

Net Income: Net income increased $1.0 million, or 18%, to $6.3 million for the nine months ended September 30, 2010, from $5.3 million in the same period of 2009. The increase is primarily attributable to all the reasons disclosed above.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table sets forth key components of our results of operations for the years ended December 31, 2009 and 2008:

	For the years ended December 31,
	2009	2008	Difference	% of change
Sales	$56,419,090	$48,531,649	7,887,441	16%
Cost of sales	(41,055,147)	(35,981,628)	(5,073,519)	14%
Gross profit	15,363,943	12,550,021	2,813,922	22%
Selling, general and administrative expenses	(6,260,214)	(5,116,705)	(1,143,509)	22%
Income from operations	9,103,729	7,433,316	1,670,413	22%
Other income (expenses)
Interest expense, net	(146,917)	(114,496)	(32,421)	28%
Total Other income (expenses)	(146,917)	(114,496)	(32,421)	28%

Income before income taxes	8,956,812	7,318,820	1,637,992	22%
Provision for income taxes	(2,430,573)	(2,040,170)	(390,403)	19%
Net income	$6,526,239	5,278,650	1,247,589	24%

Our chief operating decision maker ("CODM") is our Chief Executive Officer who reviews the financial information of separate operating segments when making decisions about allocating resources and assessing performance of the group. Based on management's assessment, we have determined that we have three operating segments which are Shoe parts and accessories, OEM products and Aierda shoes. These three operating segments are also identified as reportable segments.

The following table summarizes our sales, cost of sales and gross margin by segments for the years ended December 31, 2009 and 2008, respectively:

	For the years ended December 31,
	2009	2008	Difference	% change
Shoe parts & accessories	$27,003,628	$18,849,999	$8,153,629	43%
OEM products	7,848,994	8,314,522	(465,528)	-6%
Aierda brand shoes	21,566,468	21,367,128	199,340	1%
consolidated Sales	$56,419,090	$48,531,649	$7,887,441	16%

Shoe parts & accessories	$20,390,430	$15,154,134	$5,236,296	35%
OEM products	5,866,401	6,019,721	(153,320)	-3%
Aierda brand shoes	14,798,316	14,807,773	(9,457)	0%
consolidated Cost of sales	$41,055,147	$35,981,628	$5,073,519	14%

Shoe parts & accessories	$6,613,198	$3,695,865	$2,917,333	79%
OEM products	1,982,593	2,294,801	(312,208)	-14%
Aierda brand shoes	6,768,152	6,559,355	208,797	3%
consolidated Gross profit	$15,363,943	$12,550,021	$2,813,922	22%

Sales: Our net sales consist of Aierda brand shoes, shoe parts and accessories and OEM products. Net sales of shoe parts & accessories increased $8.2 million, or 43%, to $27.0 million in the fiscal year 2009, from $18.8 million in the fiscal year 2008. The increase is mainly due to increased orders from local shoe manufacturers as the economy gradually improved from the financial crisis in 2008.

Net sales of OEM products decreased $0.5 million, or 6%, to $7.8 million in the fiscal year 2009, from $8.3 million in the fiscal year 2008. This segment is traditionally not the Company’s main sales focus. The Company placed more resources on other business segments which contributed to Company’s major profits during fiscal year 2009.

Net sales of Aierda brand shoes increased by $0.2 million, or 1%, to $21.6 million in the fiscal year 2009, from $21.4 million in the fiscal year 2008. There was no significant change in net sales in this business segment despite the adverse market conditions in early 2009.

Cost of Sales: Our cost of sales is primarily comprised of the costs of raw materials, labor, overhead and sales tax. On consolidated basis, our cost of sales increased $5.0 million, or 14%, to $41.0 million in fiscal year 2009, from $36.0 million in fiscal year 2008. Excluding the raw material inventory write-downs of $738,935 in 2008, our cost of sales increased $6.0 million, or 16%. The increase in cost of sales of shoe parts and accessories and Aierda brand shoes are generally in line with the increase in net sales of our Aierda brand shoes. The decrease in cost of sales of OEM products is also in line with decrease in net sales of such products.

Gross Profit and Gross Margin: Our gross profit increased $2.8 million to $15.4 million in fiscal year 2009, from $12.6 million in fiscal year 2008. Gross profit as a percentage of net revenues was 27% and 26% for fiscal years 2009 and 2008, respectively. The average gross margin of shoe parts and accessories was 24% in fiscal year 2009, as compared to 20% in fiscal year 2008, or 34.2% excluding raw material inventory write-downs of $738,935 in 2008. The average gross margin of Aierda brand shoes was 31.4% in fiscal year 2009, as compared to 30.7% in fiscal year 2008. The slight increase in gross margin is primarily attributable to the general improvement of economic conditions in second half of 2009.

Operating Expenses: We do not allocate selling, general and administrative expenses incurred at the corporate level to individual reporting segments as we believe our corporate department provides necessary marketing and administrative supporting function that benefits our entire operations taken as a whole.

Selling and General and Administrative Expenses: Our selling and general and administrative expenses increased $1.1 million, or 22%, to $6.3 million in fiscal year 2009, from $5.1 million in fiscal year 2008. The increase is mainly due to increased staff compensation, staff welfare, advertising and promotion expenses during the 2009 period. Our advertising expense includes exhibition, trade fairs, outdoor advertising and internet advertising. Our advertising expenses increased by 42% from around $146,470 in the fiscal year 2008 to $208,529 in the fiscal year 2009. Our promotion expense increased by 7% from $283,676 in the fiscal year 2008 to $304,559 in the fiscal year 2009.

Our staff costs increased in line with increased sales which resulted from our employment of additional sales personnel during the 2009 period. Staff costs were approximately $2.0 million and $1.8 million in 2009 and 2008, respectively, with an average salary increment of 10-20% per annum during fiscal year 2009. We also faced the pressure of increased cost from increased staff welfare contributions in compliance with the PRC government’s more stringent employee benefit policy.

Interest expense, net: Interest expense increased by 32,421 for the year ended December 31, 2009 as compared to the year ended December 31, 2009. The increase was due to higher short-term borrowing as a result of our business expansion.

Income before Income Taxes: Income before income taxes increased $1.6 million, or 22%, to $9.0 million in 2009 from $7.3 million in 2008. As a percentage of net sales, the income before income tax increased from 15% in fiscal year 2008 to 16% in fiscal year 2009. The increase is mainly attributable to increased net sales of shoe parts and accessories, which was offset by the decrease in net sales of OEM products.

Income Taxes: Our income tax increase to $2.4 million in the fiscal year 2009 from $2.0 million in the year 2008. The applicable tax rate for company is 25%. This increase is mainly due to the higher sales revenue disclosed above.

Net Income: Net income increased $1.2 million, or 24%, to $6.5 million in fiscal year 2009, from $5.3 million in fiscal year 2008. The increase is primarily attributable to increased sales of shoe parts and accessories due to the general economic improvement during the 2009 period resulting in significant increase in sales from local shoe manufacturers.

Liquidity and capital resources

Our principal sources of liquidity have been cash generated from our operating activities and short-term financing from banks. Our working capital at September 30, 2010 and December 31, 2009 was approximately $22.8 million and $20.4 million, respectively.

The short-term loans were used in daily operation by the companies. The short-term loans are from to two financial institutions which are normally due within 12 months. The short-term loans as of September 30, 2010 and of December 31, 2009 are $2,914,016 and $2,121,105, respectively. The short-term loans were partially, personally guaranteed by our sole shareholder and his spouse, and other independent third parties.

As of September 30, 2010 and December 31, 2009, we had cash and cash equivalents of approximately $262,321 and $279,065, respectively. The following table provides detailed information about our net cash flow:

	For the nine months ended September 30,
	2010	2009

Net cash provided by operating activities	$4,568,005	$4,394,015
Net cash (used in) investing activities	(18,087)	(809,291)
Net cash (used in) provided by financing activities	(4,681,287)	(758,782)
Effect of exchange rate change on cash and cash equivalents	114,625	7,339
Cash and cash equivalents at beginning of period	279,065	848,195
Cash and cash equivalents at end of period	262,321	3,681,476

	For the year ended December 31,
	2009	2008

Net cash provided by operating activities	$6,611,826	$4,048,323
Net cash (used in) investing activities	(1,034,223)	(21,174)
Net cash (used in) financing activities	(6,157,666)	(3,945,911)
Effect of exchange rate change on cash and cash equivalents	10,933	122,246
Cash and cash equivalents at beginning of year	848,195	644,711
Cash and cash equivalents at end of year	279,065	848,195

Cash flows from operating activities

Net cash provided by operating activities was $4,568,005 for the nine months ended September 30, 2010, an increase of $173,993, from $4,394,015 for the same period in 2009. The increase of net cash provided by operating activities was primarily attributable to a general increase in the scope of our business activities.

Net cash provided by operating activities was $6.6 million in 2009, an increase of $2.6 million, or 63%, from $4.0 million in 2008. The increase in net cash provided by operating activities was primarily attributable to an approximately $6.3 million decrease in inventories. During 2008 there was a general accumulation of raw materials inventory as a result of decreased sales in connection with the global economic crisis. All of our raw materials, except for approximately $0.7 million for which provision has been made, were subsequently utilized for production purposes.

Cash flows from investing activities

Net cash used in investing activities for the nine months ended September 30, 2010 was $18,087 and $809,291 for the same period in 2009. The decrease was primarily attributable to a decrease in capital expenditure in machinery for the nine months ended September 30, 2010.

Net cash used in investing activities in 2009 was $1,034,223, as compared to $21,174 in 2008. The increase was primarily attributable to an increase in capital expenditure on machinery during the 2009 period.

Cash flows from financing activities

Net cash used in financing activities for the nine months ended September 30, 2010 was $4,681,287 as compared to net cash provided by financing activities of $758,782 for the same period in 2009. The change was primarily attributable to an increase in dividend payment of $4,931,260 for the nine months ended September 30, 2010.

Net cash used in financing activities in 2009 was $6.2 million, as compared to $3.9 million in 2008. The increase was primarily attributable to a $2.1 million dividend payment during 2009 to Mr. Yuxi Ding, Dake’s and Aierda’s sole shareholder, Mr Ding Yuxi, at the time.

Capital expenditures

Our capital expenditures were $18,087 for the nine months ended September 30, 2010, as compared to $545,838 for the nine months ended September 30, 2009. Our capital expenditures were $668,248 and $21,174 for 2009 and 2008, respectively. Our capital expenditures were mainly used for addition of machinery and intangible assets.

We believe that our cash on hand, cash flow from operations, together with the net proceeds from the short-term loans will meet our expected capital expenditure and working capital for the next 12 months. In addition, we may, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to expand our production capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

We do not have any long-term contractual obligations with respective to ease payment, purchase commitments and capital expenditure commitment.

Critical Accounting Policies

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the selection of the useful lives and residual values of property and equipment and intangible assets, provision for doubtful accounts, provision necessary for contingent liabilities, fair values, revenue recognition, and other similar charges. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"). The consolidated financial statements include the accounts of DK international Group Ltd (“DK”), Dake, a wholly owned subsidiary of DK, and Aierda, a variable interest entity. All inter-company balances and transactions are eliminated in consolidation.

We determined that Dake is the primary beneficiary of Aierda based on the contractual relationship in which Dake has economic control over Aierda, and Dake’s obligations to absorb Aierda's expected returns and losses.

Fair value

The Company follows the provisions of Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

As of December 31, 2009 and 2008, the Company's financial instruments include cash and cash equivalents, accounts receivable, Due from other, advances to suppliers, account payables, accrued expenses, deposits from customers, taxes payable, notes payable and other current liabilities. Management has estimated that the fair value of these financial instruments approximate their carrying amounts due to their short-term nature.

Accounts Receivable

According to the Company's policy, accounts receivable over 90 days are considered overdue. The Company does periodical reviews as to whether the carrying values of accounts have become impaired. The assets are considered to be impaired if the collectability of the balances become doubtful, accordingly, the management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be recorded as a change in allowance for doubtful accounts. If we were to apply a hypothetical increase of 5% in estimating allowance for doubtful accounts for the period and year ended September 30, 2010 and December 31, 2009, respectively, the provision for bad debt expenses would increase by $398,708 and 261,429 respectively.

Inventories

Inventories are stated at the lower of cost or market, using the FIFO method. Inventory costs include material, labor and direct manufacturing overhead. The Company estimates net realizable value based on intended use, current market value and inventory ageing analyses. The Company writes down inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions. During the year ended December 31, 2008, the Company wrote – down $738,935 of inventories which was included in cost of sales. As of December 31, 2009 and September 30, 2010, no additional write-down for inventories is considered necessary.

Impairment of Long-Lived Assets

The Company accounts for impairment of property and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value. There was no impairment of long-lived assets for the years ended December 31, 2009 and 2008.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605”Revenue Recognition”. Product sales are recognized when title to the product has transferred to customers in accordance with the terms of the sale; the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The Company accepts customer returns due to defective products.

Income Tax

The Company is governed by the Income Tax Law of the PRC. The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company is subject to a statutory tax rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. There were no temporary differences as of September 30, 2010 and December 31, 2009.

Recent Accounting Pronouncements

In December, 2009, FASB issued ASU No. 2009-17, “Improvement to Financial Reporting by Enterprises Involved with Variable Interest Entities”. This Accounting Standard Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No.167, Amendments to FASB Interpretation No. 46 (R). The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this Update also require additional disclosures about a reporting entity's involvement in variable interest entities, which will enhance the information provided to users of financial statements. The Company was required to adopt this guidance for the year ending December 31, 2010. The adoption of this ASU did not have a material impact on its consolidated financial statements.

Off-Balance Sheet Arrangements

None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of February 11, 2011 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, No.55 Miyun Road, Nankai District, Tianjin City, 300111, People’s Republic of China.

Shares Beneficially Owned(1)
Series A Preferred
		Common Stock(2)		Stock(3)
% Total
			% of		% of	Voting
Name & Address of Beneficial Owner	Office, If Any	Shares	Class	Shares	Class	Power(4)
Directors and Officers
Yuxi Ding	Chairman	0	*	9,250(5)	92.73%	91.71%
Conghui Ding	CEO and Director	0	*			*
Congren Ding	Director	0	*	0	*	*
Qiusheng Ding	Director	0	*			*
Lifen Zheng	CFO	0	*	0	*	*
Andong Wang	Chief Marketing Officer	0	*	0	*	*

All Officers and Directors as a group (6 persons named above)		0	*	0	*	*
5% Security Holders
Yangbo Cai	--	0	*	9,250(5)	92.73%	91.71%
Yuxi Ding	Chairman	0	*	0	*	*

*Less than 1%

(1) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Company’s stock. For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

(2) Based on 111,164 shares of Common Stock issued and outstanding as of February 11, 2011.

(3) Based on 9,975 shares of Series A Preferred Stock issued and outstanding as of February 11, 2011. Shares of Series A Preferred Stock are automatically convertible into Common Stock on a 1-to-1000 basis. Holders of Series A Preferred Stock vote with the holders of Common Stock on all matters on an as-converted to Common Stock basis. See “Description of Securities – Preferred Stock” below for more information regarding our Series A Preferred Stock.

(4) Percentage of Total Capital Stock represents total ownership with respect to all shares of our Common Stock and Series A Preferred Stock, as a single class and on an as-converted to Common Stock basis.

(5) The shares attributed to Mr. Yuxi Ding relate to his option to purchase such shares pursuant to an option agreement, dated January 27, 2011, between Mr. Ding and Mr. Cai and his voting and dispositive control over such shares pursuant to a voting rights’ entrustment agreement, dated January 27, 2011, between them.

Changes in Control

On January 27, 2011, our Chairman, Mr. Yuxi Ding, entered into an option agreement with Mr. Yangbo Cai, the holder of record of approximately 91.71% of our outstanding voting securities, pursuant to which Mr. Cai granted Mr. Ding an option to acquire all of the shares of our common stock currently owned by Mr. Cai, for an exercise price of $10,000. Mr. Ding may exercise this option, in whole but not in part, during the period commencing six months after the effective date of a resale registration statement for securities issued to investors in the first post-reverse merger equity financing, and ending on the fifth anniversary of the date thereof. On January 27, 2011, Mr. Ding also entered into a voting rights’ entrustment agreement with Mr. Cai, pursuant to which Mr. Cai irrevocably granted to Mr. Ding all his voting and dispositive control over the shares held by Mr. Cai. Mr. Cai also waived all his rights associated with his shares and agreed to not cause the Company to conduct any transactions which may materially affect the assets, obligations, rights or the operations of the Company. If Mr. Ding exercises this option, he will become our controlling stockholder of record, but, in the interim, Mr. Ding has voting and dispositive control over the shares held by Mr. Cai.

There are no other arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

NAME	AGE	POSITION
Yuxi Ding	55	Chairman of the Board
Conghui Ding	27	Chief Executive Officer, Director
Congren Ding	29	Director
Qiusheng Ding	50	Director
Lifen Zheng	40	Chief Financial Officer
Andong Wang	44	Chief Marketing Officer

Mr. Yuxi Ding. Mr. Ding was appointed to serve as our Chairman on February 11, 2011, and has served as the Vice Chairman of Aierda since its inception in 1991, and its Chairman since 2006. Mr. Ding has also served as Dake’s Chairman since its inception in 1999. Mr. Ding has over 20 years experience in manufacturing and selling athletic shoes.

Mr. Conghui Ding. Mr. Ding was appointed to serve as our Chief Executive Officer on February 11, 2011, and has from January 1996 to January 2009 as Aierda’s Vice General Manager, before pursuing studies in the United Kingdome from 2007 to 2008. Mr. Ding holds a Master’s Degree in International Trade from the University of Hertfordshire.

Mr. Congren Ding. Mr. Ding was appointed to serve as our Director effective as of the tenth day following the mailing to our shareholders of an information statement on Schedule 14F-1 with respect to the resignation of Mr. David Roff. Mr. Ding has also served as the director of Dake since June 1999.

Mr. Qiusheng Ding. Mr. Ding was appointed to serve as our Director effective as of the tenth day following the mailing to our shareholders of an information statement on Schedule 14F-1 with respect to the resignation of Mr. David Roff. Mr. Ding has also served as the director of Aierda since 1991.

Ms. Lifen Zheng. Ms. Zheng has served as our Chief Financial Officer since February 11, 2011, and in the same capacity for our PRC subsidiary, Dake, since 2007. Prior to joining the Company, Ms. Zheng served from 2005 to 2007, as an auditor with the Quanzhou Liancheng Public Accounting Firm, a PRC public accounting firm. Ms. Zheng holds the equivalent of a Certified Public Accountant in the PRC. Ms. Zheng holds a Bachelor’s Degree in accounting from Huaqiao University.

Mr. Andong Wang. Mr. Wang has served as our Chief Marketing Officer since February 11, 2011, and has served in the same capacity for Dake since 2009. Prior to joining us, Mr. Wang served from 2007 to 2009 as a General Manager in the 361Sports Company, a Hong-Kong listed company, and from 2005 to 2007, as Chief Marketing Officer for Anta Beijing, a PRC-based company engaged in shoe manufacturing and distribution. Mr. Wang holds a Bachelor’s Degree in Marketing from the Henan Zhengzhou University.

Significant Employees

The following sets forth the name and position of each of our current significant employees.

NAME	AGE	POSITION
Tao Zhang	32	Chief Designer
Xinquan Liu	44	Production Manager

Mr. Tao Zhang. Mr. Zhang has served as the Chief Designer of Dake, our PRC Subsidiary, since 2008. Prior to joining us, Mr. Tao served from 2006 to 2008 as a designer with the Kaifang (Fujian) Sports Co., Ltd., a PRC-based shoe manufacturer.

Mr. Xingquan Liu. Mr. Liu has served as the Production Manager of Dake since 2007. Mr. Liu has over 8 years’ management experience in the PRC footwear manufacturing industry. Prior to joining us, Mr. Liu served from 2005 to 2007, as the Chairman in Jinjiang Yichang Shoes Co., Ltd., a PRC-based shoe company.

Family Relationships

Mr. Qiusheng Ding is the brother or our Chairman and principal shareholder Mr. Yuxi Ding, and Mr. Conghui Ding and Mr. Congren Ding are the sons of Mr. Yuxi Ding.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Governance Structure

The Company is governed by a Board of Directors that currently consists of four members: Yuxi Ding, Conghui Ding, Congren Ding, and Qiusheng Ding. None of the Company’s directors are “independent” as that term is defined by the Nasdaq Stock Market Rules, however the Company intends to appoint one or more independent directors in the near future. The Board may also establish and delegate some of its functions to various committees.

The Board believes the interests of all stockholders are best served at the present time through a leadership model with a separate Board Chair and CEO. However, the Board retains authority to amend the By-Laws to combine the positions of Board Chair and CEO at any time. The current CEO and Board Chair possess an in-depth knowledge of the Company, its integrated operations, the footwear industry in China, and the array of challenges to be faced, gained through years of combined experience in the industry. The Board believes that these experiences and other insights put them in the best position to provide broad leadership for the Company and the Board, respectively, as they consider strategy and exercise fiduciary responsibilities to stockholders, as the case may be.

The Board’s Role in Risk Oversight

The Board is charged with oversight of and safeguarding the assets of the Company and with maintaining appropriate financial and other controls, and conducting the Company’s business wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor optimal to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board monitors and evaluates the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management. The Board implements its risk oversight function as a whole but intends to establish and delegate this risk oversight function to various committees in the future.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareowners. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company’s Board of Directors that are applicable to all Directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each Director. The Board considers the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, the Board considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Board determines are pertinent in light of the current needs of the Board. The Board also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board requires that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate respect for and an ability and willingness to learn corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to ethical business practices. In addition to the qualifications required of all Directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of professional and academic experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The Company is a U.S. public company that offers athletic shoe products and shoe accessories in China. Therefore, the Board believes that a diversity of professional experiences in this consumer product industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards should be represented on the Board.

Set forth below is a tabular disclosure summarizing some of the specific qualifications, attributes, skills and experiences of our directors.

Director	Titles	Material Qualifications
Yuxi Ding	Chairman of the Board	Co-founder of the Company Mr. Ding contributes invaluable long-term knowledge of the Company’s business and operations and over 20 years experience in manufacturing and selling athletic shoes
Conghui Ding	Director, CEO

  Holds a Master’s degree in International Trade

  Involved in Strategic planning and marketing of the Company since 1996 with a long-term commitment in managerial and strategic planning activities in the Company

Congren Ding	Director	Responsible for administration matters of the Company since 1999 Holds a comprehensive understanding of the Company’s business and operations
Qiusheng Ding	Director	Holds over 20 years’ experience in business trade and sourcing of raw materials. Involved in the Company’s operations and logistics management from its founding in 1991.

Stockholder Communication with the Board of Directors.

Stockholders may communicate with the Board by sending a letter to our board of directors, c/o Corporate Secretary, Jiangtou Village Chengdai, Jinjiang City, Quanzhou, Fujian Province, 362200 People’s Republic of China, for submission to the board or committee or to any specific director to whom the correspondence is directed. Stockholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial stockholder of the Company. All communications received as set forth above will be opened by the Corporate Secretary or her designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the Board will be forwarded promptly to the chairman of the Board, the appropriate committee or the specific director, as applicable.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2009 and 2008

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

The below table lists each executive position and the compensation received for each of the fiscal years ended December 31, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Conghui Ding, CEO	2009	17,910	0	0	0	0	0	0	17,910
	2008	17,910	0	0	0	0	0	0	17,910
Lifen Zheng, CFO	2009	10,209	0	0	0	0	0	0	10,209
	2008	10,209	0	0	0	0	0	0	10,209
David Roff, Former CEO and CFO	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0

(1) On February 11, 2011, we acquired DK in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Ding became our Chief Executive Officer, effective immediately. Prior to the effective date of the reverse acquisition, Mr. Ding served as the Chairman of Aierda, DK’s PRC subsidiary. The annual, long term and other compensation shown in this table include the amount Mr. Ding received from Aierda prior to the consummation of the reverse acquisition.

(2) Upon closing of the reverse acquisition of DK on February 11, 2011, Mr. Roff resigned from all offices he held with us effective immediately, and from his position as our director effective as of the tenth day following the mailing of the Information Statement to our stockholders.

Summary of Employment Agreements and Material Terms

The Company currently has a service contract with a third-party labor provider. The Company has entered into material labor contracts or employment agreements with its executive officers. Prior to our reverse acquisition, our operating subsidiary was a private limited company organized under the laws of the PRC, and in accordance with PRC regulations, the salary of our executives was determined by our shareholders. In addition, each employee is required to enter into an employment agreement executed by our human resources department and our financial department. Currently we have not executed any employment agreements with our executives and officers. Other than the salary listed above and necessary social benefits required by the government, we currently do not provide other benefits to the officers at this time. Our executive officers are not entitled to severance payments following a change in control.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officers.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2009, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Compensation of Directors

No member of our board of directors received any compensation for their services as directors during the year ended December 31, 2009.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

A closing condition to the consummation of the share exchange agreement was the repurchase and cancellation by the Company of 234,616 shares of common stock held by David Roff, the Company’s sole officer and director, for $20,000 in cash and 215 shares of the Series A Preferred Stock, as contemplated by a repurchase agreement, dated February 11, 2011, by and between the Company and Mr. Roff. As a result of the share cancellation, our issued and outstanding shares decreased from 345,780 to 111,164 shares of common stock.

Except for the above transaction, there were no transactions since the beginning of the 2009 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted under the symbol “HGII” on the Electronic Bulletin Board maintained by the Financial Industry Regulatory Authority, however there is not currently an active trading market for our common stock, and no information is available for the prices of our common stock, as reported by www.otcbb.com. The CUSIP number for our common stock is 516220100.

Holders

As of November 30, 2010, there were approximately 257 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have in the past distributed earnings to shareholders. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Substantially all of our revenues are earned by the Aierda Group, our PRC subsidiary. PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Our articles of incorporation authorizes us to issue 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of February 11, 2011, we had a total of 111,164 shares of common stock outstanding and 9,975 shares of Series A Preferred Stock outstanding.

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

On February 10, 2011, we filed a Certificate of Designation of Series A Preferred Stock with the Secretary of State of the State of Nevada, or the Certificate, which became effective upon filing. Pursuant to the Certificate, there are 100,000 shares of Series A Preferred Stock authorized. The shares of Series A Preferred Stock may be converted into the Company’s Common Stock at the option of the holders of the Series A Preferred Stock in whole or in part at any time at a conversion rate of 1000 shares of Common Stock to each share of Series A Preferred Stock.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its Board of Directors and management. According to our bylaws and articles of incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s Board of Directors or for a third party to obtain control of the Company by replacing its Board of Directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444 of Nevada’s Combinations with Interested Stockholders statute prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

  the transaction is approved by the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

Nevada’s Acquisition of Controlling Interest statute (NRS Sections 78.378 -78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. The Acquisition of Controlling Interest statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Acquisition of Controlling Interest statute also provides that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Transfer Agent and Registrar

Our independent stock transfer agent is Pacific Stock Transfer Company. Their mailing address is 4045 South Spencer Street, Suite 403, Las Vegas, NV 89119 and their phone number is (702) 361-3033.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the Nevada Revised Statutes, or NRS, provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our articles of incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that: the Company shall indemnify its directors to the fullest extent permitted by the Nevada Revised Statutes and may, if and to the extent authorized by the Board of Directors, so indemnify its officers and any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever. The Company may at the discretion of the Board of Directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

On February 11, 2011, we entered into a share exchange agreement, or the Share Exchange Agreement, with DK International Group Ltd. “DK”, a BVI limited company, and its sole shareholder, Mr. Yangbo Cai, pursuant to which we acquired 100% of the issued and outstanding capital stock of DK in exchange for 9,250 shares of our Series A Convertible Voting Preferred Stock, par value $.0001, or Series A Preferred Stock, which constituted 91.71% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. DK is a holding company for two PRC based operating subsidiaries which are engaged in the design, manufacturing, and distribution of footwear materials, branded footwear products and accessories in the Chinese domestic market.

A closing condition to the consummation of the share exchange agreement was the repurchase and cancellation by the Company of 234,616 shares of common stock held by David Roff, the Company’s sole officer and director, for $20,000 in cash and 215 shares of the Series A Preferred Stock, as contemplated by a repurchase agreement, dated February 11, 2011, by and between the Company and Mr. Roff. As a result of the share cancellation, our issued and outstanding shares decreased from 345,780 to 111,164 shares of common stock.

As consideration for its services as financial advisor in connection with the reverse merger, Belmont Partners, LLC, the company’s financial advisor, received 510 shares of the Series A Preferred Stock, convertible into 510,000 shares of our Common Stock.

The issuance of the Series A Preferred Stock to DK’s sole shareholder, Mr. Roff and Belmont was exempt from the registration requirements provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder. Our reliance upon Section 4(2) of the Securities Act in issuing securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference. As a result of the closing of the reverse acquisition of DK, the former shareholder of DK now holds 91.71% of the total outstanding shares of all our outstanding voting securities.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the reverse acquisition on February 11, 2011, Mr. David Roff, our former President and Chief Financial Officer resigned from his offices with the Company, effective immediately, and from his position as a director, effective as of the tenth day following the filing with the SEC and mailing of an information statement on Schedule 14f-1 to the Company’s stockholders. On the same day our Board of Directors increased its size to 4 members and appointed Mr. Yuxi Ding to serve as Chairman, effective immediately, and appointed Mr. Conghui Ding, Mr. Congren Ding, and Mr. Quisheng Ding to serve as directors, effective as of the effective date of Mr. Roff’s resignation. Our Board of Directors also appointed Mr. Conghui Ding to serve as our Chief Executive Officer, Ms. Lifen Zheng to serve as our Chief Financial Officer, Treasurer and Secretary, and Mr. Andong Wang to serve as our Chief Marketing Officer, effective immediately.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

Filed herewith are audited consolidated financial statements of DK International Group Ltd. for the years ended December 31, 2009 and 2008, and unaudited financial statements for the nine months ended September 30, 2010.

(b)	Pro Forma Financial Information

Filed herewith is the unaudited pro forma condensed combined financial information of the Company and its subsidiaries.

(d)	Exhibits

Exhibit No.	Description

2.1	Share Exchange Agreement, dated February 11, 2011, among the Company, DK International Group Ltd. and its shareholders. (To be filed by amendment.)

3.1	Certificate of Conversion and Articles of Incorporation of the Company, as filed with the Secretary of State of Nevada on July 8, 2010.

3.2	Certificate of Amendment as filed with the Secretary of State of Nevada on August 11, 2011

3.3	Certificate of Designation for Series A Convertible Preferred Stock

3.4	Amended and Restated Bylaws of the Company

10.1	Share Repurchase Agreement, dated February 11, 2011, by and between the Company and David Roff. (To be filed by amendment.)

10.2	English Translation of Equity Transfer Agreement, dated December 30, 2010, among Mr. Yuxi Ding and DK International Group Ltd.

10.3	English Translation of Labor Contract, dated January 1, 2011, between Fujian Jinjiang Aierda Shoe Plastic Co., Ltd and Quanzheng Quan’an Labor Service Company, Ltd.

10.4	English Translation of Employment Agreement between Dake Sports Goods Co., Ltd and Liu Xinquan dated January 31, 2010.

10.5	English Translation of Employment Agreement between Dake Sports Goods Co., Ltd and Wang Andong dated January 5, 2009.

10.6	English Translation of Employment Agreement between Dake Sports Goods Co., Ltd and Zheng Lifeng dated February 10, 2008.

10.7	English Translation of Employment Agreement between Dake Sports Goods Co., Ltd and Ding Conghui, dated January 1, 2009.

10.8	English Translation of Employment Agreement between Dake Sports Goods Co., Ltd and Ding Congren dated June 15, 1999.

10.9	English Translation of Employment Agreement between Dake Sports Goods Co., Ltd and Zhang Tao dated January 15, 2010.

10.10	English Translation of Employment Agreement between Dake Sports Goods Co., Ltd and Ding Yuxi dated June 15, 1999.

10.11	English Translation of Purchase Contract, dated July 26, 2010, between Dake Sports Goods Co., Ltd. and Chen Kang Jiang Tou Shoe’s Craft Factory.

10.12	English Translation of Sales Contract, dated September 24, 2010, between Dake Sport Goods Co., Ltd and Zhang Zhifa.

10.13	English Translation of Sales Contract, dated August 9, 2010, between Dake Sport Goods Co., Ltd and Ni Changsheng.

10.14	English Translation of Sales Contract, dated August 3, 2010, between Dake Sport Goods Co., Ltd and Liu Rongguang.

10.15	English Translation of Land Transfer Agreement, dated January 10, 1999, between Villagers’ Committee of Jiangtou Village and Dake (Fujian) Sport Goods Co., Ltd.

10.16	English Translation of Land Transfer Agreement, dated June 24, 1991, between Villagers’ Committee of Jiangtou Village and Fujian Jinjiang Aierda Shoe Plastic Co., Ltd.

10.17	English Translation of RMB Loan Contract , dated July 15, 2010, between Fujian Jinjiang Aierda Shoe Plastic Co., Ltd and Branch of Bank of Quanzhou Co., Ltd.

10.18	English Translation of RMB Loan Contract , dated July 22, 2010, between Fujian Jinjiang Aierda Shoe Plastic Co., Ltd and Branch of Bank of Quanzhou Co., Ltd.

10.19	English Translation of RMB Loan Contract , dated August 4, 2010, between Fujian Jinjiang Aierda Shoe Plastic Co., Ltd and Branch of Bank of Quanzhou Co., Ltd.

10.20	English Translation of RMB Loan Contract , dated July 5, 2010, between Dake Sport Good Co., Ltd and Jinjiang Branch of China Construction Bank

10.21	Voting Rights’ Entrustment Agreement, dated January 27, 2011, between Yuxi Ding and Yangbo Cai

10.22	Exclusive Business Corporation Agreement, dated December 31, 2010, between Fujian Jinjiang Aierda Shoe Plastic Co., Ltd. and Dake (Fujian) Sport Goods Co., Ltd.

10.23	Exclusive Option Agreement, dated December 31, 2010, among Yuxi Ding, Fujian Jinjiang Aierda Shoe Plastic Co., Ltd. and Dake (Fujian) Sport Goods Co., Ltd.

10.24	Equity Pledge Agreement, dated December 31, 2010, between Yuxi Ding and Dake (Fujian) Sport Goods Co., Ltd.

10.25	Share Transfer Agreement, dated December 30, 2010, between Yuxi Ding and DK International Group Ltd.

14	Code of Ethics

21	Subsidiaries of the Company

_______________
*incorporated by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANSDOWNE SECURITY, INC.

By: /s/ Conghui Ding
Conghui Ding
Chief Executive Officer

Dated: February 11, 2011

DK INTERNATIONAL GROUP LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN US DOLLARS)

	For the three month ended September 30,		For the nine month ended September 30,
	2010	2009	2010	2009
Sales	$16,059,375	$13,245,700	$44,999,626	$41,334,268
Cost of sales	(11,531,842)	(9,619,306)	(32,078,763)	(29,598,060)
Gross profit	4,527,533	3,626,394	12,920,863	11,736,208
Selling, general and administrative expenses	(1,606,137)	(1,374,873)	(4,406,740)	(4,522,071)
Income from operations	2,921,396	2,251,521	8,514,123	7,214,137
Other income (expenses)
Interest expense, net	(48,788)	(40,433)	(131,472)	(108,584)
Total Other income (expenses)	(48,788)	(40,433)	(131,472)	(108,584)
Income before income taxes	2,872,608	2,211,088	8,382,651	7,105,553
Provision for income taxes	(723,511)	(552,772)	(2,101,018)	(1,776,388)
Net income	2,149,097	1,658,316	6,281,633	5,329,165
Other comprehensive income
Foreign currency translation gain	140,171	19,496	450,512	67,488
Comprehensive income	$2,289,268	$1,677,812	$6,732,145	$5,396,653
Cash dividends declared per share	5,576,110	583,148	5,576,110	583,148
Basic and diluted earnings per share	2,149,097	1,658,316	6,281,633	5,329,165
Weighted average number of shares	1	1	1	1

The accompany notes are an integral part of these condensed consolidated financial statements

DK INTERNATIONAL GROUP LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)
	As of
	September 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$262,321	$279,065
Accounts receivable, net	19,485,423	13,071,440
Inventory	1,719,704	5,753,013
Notes receivable	134,769	-
Other current assets	215,671	152,770
Advances to suppliers	654,273	786,132
Due from other	374,360	366,719
Total current assets	22,846,521	20,409,139
Property, plant and equipment, net,	3,324,128	3,641,672
Other assets
Intangible asset, net	5,218,574	5,222,085
Total other assets	5,218,574	5,222,085
Total Assets	$31,389,223	$29,272,896
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short term bank loans	$2,914,016	$2,121,105
Accounts payable	8,178,233	6,302,030
Accrued expenses	1,142,439	2,050,323
Other current liabilities	536,134	142,903
Due to related party	19,242	44,593
Deposits from customers	2,633,728	959,079
Dividend payable	-	2,420,349
Taxes payable	2,241,592	2,664,710
Total current liabilities	17,665,384	16,705,092
Total Liabilities	17,665,384	16,705,092
Commitments and contingencies
Stockholders' equity
Common stock $1.00 par value, 50,000 shares authorized;
1 share issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	1	1
Additional paid in capital	2,903,421	2,903,421
Retained earnings	8,557,505	7,851,982
Accumulated other comprehensive income	2,262,912	1,812,400
Total stockholders' equity	13,723,839	12,567,804
Total Liabilities and Stockholders' Equity	$31,389,223	$29,272,896

The accompany notes are an integral part of these condensed consolidated financial statements

DK INTERNATIONAL GROUP LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(IN US DOLLARS)

			Other
		Paid in	comprehensive	Retained
	Common stock	capital	income	earnings	Total
Balance at December 31, 2008	$1	2,903,421	$1,798,925	$7,271,731	$11,974,078
Dividend		-	-	(583,148)	(583,148)
Net income for the period		-	-	5,329,165	5,329,165
Foreign currency translation gain		-	67,488	-	67,488
Balance at September 30, 2009	$1	2,903,421	$1,866,413	$12,017,748	$16,787,583
Balance at December 31, 2009	$1	2,903,421	$1,812,400	7,851,982	12,567,804
Dividend		-	-	(5,576,110)	(5,576,110)
Net income for the period		-	-	6,281,633	6,281,633
Foreign currency translation gain		-	450,512	-	450,512
Balance at September 30, 2010	$1	2,903,421	$2,262,912	$8,557,505	$13,723,839

The accompany notes are an integral part of these condensed consolidated financial statements

DK INTERNATIONAL GROUP LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN US DOLLARS)
	For the nine months ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,281,633	$5,329,165
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	513,789	255,441
Changes in operating assets and liabilities
Accounts receivable	(6,019,969)	(2,786,482)
Notes receivables	(132,099)	1,076,853
Other current assets	(58,535)	72,112
Inventories	4,070,880	5,048,038
Advances to suppliers	145,300	(1,397,092)
Accounts payables	1,710,336	(2,830,793)
Taxes payable	(469,151)	(239,638)
Advances from customers	1,621,882	525,878
Other payables and accrued expenses	(3,096,061)	(659,466)
Net cash provided by operating activities	4,568,005	4,394,016
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(18,087)	(545,838)
Due from other	-	(263,453)
Net cash used in investing activities	(18,087)	(809,291)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of dividend	(5,576,110)	(583,148)
Net proceeds from bank acceptance notes payable	186,697
Repayments of bank acceptance notes payable	-	(682,049)
Proceeds from related party loans	(25,759)	-
Net proceeds from short-term bank loans	2,856,280	1,970,040
Repayments of short-term bank loans	(2,122,395)	(1,463,625)
Net cash used in financing activities	(4,681,287)	(758,782)
EFFECT OF EXCHANGE RATE CHANGE ON
CASH AND CASH EQUIVALENTS	114,625	7,339
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(16,744)	2,833,282
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	279,065	848,195
CASH AND CASH EQUIVALENTS, END OF PERIOD	$262,321	$3,681,477
SUPPLEMENTAL CASH FLOW DISCLOSURE
Income taxes paid	$2,324,165	$2,182,774
Interest paid	$131,982	$120,509

The accompany notes are an integral part of these condensed consolidated financial statements

DK INTERNATIONAL GROUP LTD

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2010 and 2009 are not necessarily indicative of the results that may be expected for the full years.

DK International Group Ltd (“DK”) was incorporated under the laws of the British Virgin Islands on November 12, 2010. On December 30, 2010, DK entered into an equity transfer agreement with Mr. Yuxi Ding, pursuant to which DK acquired 100% of the outstanding equity interest of Dake (Fujian) Sports Goods Ltd. (“Dake”), however, DK is awaiting approval of the transaction by the Quanzhou Commission of Economy and Trade, and the issuance of a new business license by the Quanzhou Administration for Industry and Commerce, the competent local PRC approval authorities. Dake was established in Jinjiang, Fujian Province, People’s Republic of China (“PRC”) on August 17, 1999 and is engaged in the manufacturing of sport and leisure shoes

On December 31, 2010, Dake entered into a series of 10-year, renewable contracts with Aierda and its sole shareholder, Mr. Yuxi Ding, pursuant to which: (1) Mr. Ding agreed to pledge of 100% of his equity interests in Aierda to Dake; (2) at any time during the 10-year term of the contractual arrangement, Dake has the absolute right to acquire any portion of the equity interests of Aierda from Mr. Ding; and (3) Dake has the absolute right during the 10-year term to appoint the directors of Aierda and to obtain service fees from Aierda. As a result of these contracts, Dake gained control over Aierda and Aierda became Dake’s VIE.

The commercial arrangement consists of the following contracts:

  Exclusive Business Cooperation Agreement, dated December 31, 2010, between Dake and Aierda, provides that Dake will be the exclusive provider of consulting services to Aierda, and that Aierda will pay a service fee to Dake, which will be certain percentage of Aierda's profit before taxes, and payable at a time determined by Dake.

  Exclusive Option Agreement, dated December 31, 2010, between Dake, Mr. Ding and Aierda, provides that in the event that Dake exercises its right to purchase the equity interests of Aierda from Aierda’s sole shareholder, the purchase price will be equal to the original price paid by the sole shareholder in acquiring the equity interest of Aierda.

  Proxy Agreement, dated December 31, 2010, between Dake, Mr. Ding and Aierda, authorizes Dake to exercise any and all shareholder rights associated with Mr. Ding’s ownership in Aierda, including the right to sell, assign, transfer or pledge any or all of the equity interest in Aierda, and the right to vote such equity interest for any and all matters.

  Equity Pledge Agreement, dated December 31, 2010, between Dake and Mr. Ding, whereby Mr. Ding pledges all of his equity shares in Aierda to Dake. If Aierda or Mr. Ding breaches their respective obligation under any of the VIE contracts, Dake, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests. Mr. Ding has agreed not to dispose of the pledged equity interests or take any actions that would prejudice Dake’s interest during the 10-year term of the agreements. Dake also has right to obtain any and all dividends related to the equity interest pledged during the term of the pledge.

Under these contractual arrangements, which obligate Dake to absorb a majority of the risk of loss from Aierda’s activities and entitle it to receive a majority of its residual returns, Dake has gained effective control over Aierda. Through these contractual arrangements, Dake now holds the variable interests of Aierda, and Dake becomes the primary beneficiary of Aierda. Based on these contractual arrangements, the Company believes that Aierda should be considered as a Variable Interest Entity (“VIE”) under ASC 810, "Consolidation of Variable Interest Entities, an Interpretation of ARB No.51", because the equity investor in Aierda no longer has the characteristics of a controlling financial interest. Accordingly, the Company believes that Aierda should be consolidated under ASC 810 into Dake.

The carrying amount of Aierda’s assets, liabilities and equity included in the consolidated balance sheets consist of the following:

	September 30	December 31
	2010	2009
Total assets	$7,665,346	$12,766,097
Total liabilities	5,231,843	9,132,129
Total equity	2,433,503	3,633,967

Aierda was established on June 13, 1991 as a foreign-invested PRC enterprise and is mainly engaged in the manufacture and sale of footwear parts and materials. On November 16, 2005, Mr. Yuxi Ding, a Philippine resident, entered into a share transfer agreement with Fujian Province Jinjiang City

Chendai Jiangtou Labor Insurance Factory and Hong Kong Shengcheng (Pacific) Limited Company, the former shareholders of Aierda, pursuant to which, Mr. Ding acquired 100% of the equity interest in Aierda for a total consideration of RMB 9,000,000. On December 22, 2005, the Jinjiang City Commerce Bureau approved the equity transfer to Mr. Ding and approved the conversion of Aierda to a wholly foreign-owned enterprise.

On January 27, 2011, Mr. Yuxi Ding, entered into an option agreement with Mr. Yangbo Cai, the sole shareholder of DK at the time, pursuant to which Mr. Cai granted Mr. Ding an option to acquire all of his shares held in DK, for an exercise price of $10,000. Mr. Ding may exercise this option, in whole but not in part, during the period commencing six months after the effective date of a resale registration statement for securities issued to investors in the first equity financing after a share exchange transaction involving DK, and ending on the fifth anniversary of the date thereof. On January 27, 2011, Mr. Ding also entered into a voting rights’ entrustment agreement with Mr. Cai, pursuant to which Mr. Cai irrevocably granted to Mr. Ding all his voting and dispositive control over the shares held by Mr. Cai. Mr. Cai also waived all his rights associated with his shares and agreed to not cause DK to conduct any transactions which may materially affect the assets, obligations, rights or the operations of DK.

Each of DK, Dake and Aierda (collectively referred herein as the “Company”), are either wholly owned or under common control of Mr. Yuxi Ding, pursuant to the foregoing contractual arrangements. From an accounting perspective, there are no changes to the assets and liabilities of Dake upon consolidation as a result of the Dake shareholder transferring 100% of equity interests in Dake to DK. The historical consolidated financial statements of Dake are considered the historical financial statements of DK. The statements of income and comprehensive income have been presented retrospectively at the beginning of the reporting period.

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

DK INTERNATIONAL GROUP LTD

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the company include the accounts of DK, Dake and Aierda. All inter-company balances and transactions are eliminated in consolidation.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the selection of the useful lives and residual values of property and equipment and intangible assets, provision for doubtful accounts, provision necessary for contingent liabilities, fair values, revenue recognition, and other similar charges. Actual results could differ from those estimates.

Comprehensive Income

The Company follows ASC 220 “Reporting Comprehensive Income” to recognize the elements of comprehensive income. Comprehensive income comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities. The Company’s other comprehensive income arose from the effect of foreign currency translation adjustments.

Foreign Currency Translation

The Company principally operates in PRC and its functional currency is the Chinese currency Renminbi (“RMB”).The reporting currency of the Company is the US dollar. . The Company does not enter into any transactions denominated in foreign currencies. The financial statements of the Company are translated into United States dollars using the year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from translating the local currency financial statements into U.S. dollars are included in comprehensive income. The cumulative translation adjustment were included as an item of accumulated other comprehensive income in the shareholders’ equity section of the balance sheet.

	September 30	September 30
	2010	2009
Period end exchange rate (RMB:US$)	6.6781	6.8176
Average exchange rate for the period (RMB:US$)	6.8131	6.8323

DK INTERNATIONAL GROUP LTD

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation (Continued)

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains uninsured cash and cash equivalents with various banks in the PRC. The Company has not experienced any losses in such accounts and management believes it is not exposed to any risks on its cash in bank accounts.

Accounts Receivable

Accounts receivable consists of unpaid balances due from the whole-sale customers. Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts. According to the Company's policy, accounts receivable over 90 days are considered overdue. The Company does periodical reviews as to whether the carrying values of accounts have become impaired. The assets are considered to be impaired if the collectability of the balances become doubtful, accordingly, the management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be recorded as a change in allowance for doubtful accounts. As of September 30, 2010 and December 31, 2009, no allowance for doubtful accounts was considered necessary.

Inventory

Inventory is stated at the lower of cost or market, using the FIFO method. Inventory costs include material, labor and direct manufacturing overhead. The Company estimates net realizable value based on intended use, current market value and inventory ageing analyses. The Company writes down inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventor and their estimated market value based upon assumptions about future demand and market conditions. During the nine months ended September 30, 2010 and the year ended December 31, 2009, no provision for obsolescences is considered necessary.

DK INTERNATIONAL GROUP LTD

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advances to suppliers

Advances to suppliers consist of advance payments for future purchases. They are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if facts and circumstances indicate that the collectability of the materials become doubtful. The Company has determined that no reserve is necessary for the period ended September 30, 2010 and the year ended December 31, 2009.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred while additions, renewals and betterments are capitalized. When the asset property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Buildings	20 years
Leasehold improvements	20 years
Plant and machinery	10 years
Motor vehicles	10 years
Furniture, fixtures and office equipment	5 years

Intangible Assets

Intangible assets are accounted for in accordance with the provisions of ASC 350, "Goodwill and Other Intangible Assets". Under ASC 350, certain other intangible assets deemed to have indefinite useful lives are not amortized. Indefinite-lived intangible assets are assessed for impairment based on comparisons of their respective fair values to their carrying values. Intangible assets with a finite useful life are amortized over their useful lives. Intangible assets consist of land use rights stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the designated terms of the lease of 50 years obtained from the relevant PRC land authority. The company does not have indefinite lived assets.

DK INTERNATIONAL GROUP LTD

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

The Company accounts for impairment of property and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value. There was no impairment of long-lived assets for the nine months ended September 30, 2010 and 2009, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605”Revenue Recognition”. Product sales are recognized when title to the product has transferred to customers in accordance with the terms of the sale; the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The Company accepts customer returns due to defective products. Revenue is recorded net of estimated sales discounts based upon specific customer agreements.

Cost of Sales

Cost of sales includes the raw materials, capitalized direct overhead costs consisting of labor costs, depreciation and amortization, utilities and rent expenses related to the property and equipment used in the manufacturing process.

Advertising and Promotion Expenses

Advertising and promotion are expensed as incurred. Advertising and promotion expenses which were included in selling expenses amounted to $ 120,837 and $332,511 for the three and nine months ended September 30, 2010, respectively, and $126,662 and $349,986 for the three and nine months ended September 30, 2009, respectively.

DK INTERNATIONAL GROUP LTD

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company is subject to the Income Tax Laws of PRC. It did not generate any taxable income outside of the PRC for the nine months ended September 30, 2010 and 2009. The Company accounts for income taxes in accordance with ASC 740 “Income Taxes”. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. There was no deferred tax asset or liability as of September 30, 2010 and December 31, 2009.

Value Added Taxes

The Company is subject to a value added tax (“VAT”) for selling merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of the taxes which are determined to be late or deficient, and will be expensed in the period if and when a determination is made by the tax authorities that a penalty is due. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.

VAT payables are $391,675 and $617,168 as of September 30, 2010 and December 31, 2009, respectively, and included in taxes payable on the consolidated balance sheets.

DK INTERNATIONAL GROUP LTD

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements and Disclosures”, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables qualify as financial instruments. Management concluded the carrying values are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their stated interest rate approximates current rates available. The three levels are defined as follows:

  Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

  Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

  Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

It is management’s opinion that the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates. The carrying amounts of short-term loans approximate their fair values because the applicable interest rates approximate current market rates.

The Company's financial instruments include cash and cash equivalents, accounts receivable, due from other, other current assets, advances to suppliers, short-term bank loans, account payables, accrued expenses, due to related party, deposits from customers, taxes payable, and other current liabilities. Management has estimated that the fair value of these financial instruments approximate their carrying amounts due to the short-term nature.

DK INTERNATIONAL GROUP LTD

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In December, 2009, FASB issued ASU No. 2009-17, “Improvement to Financial Reporting by Enterprises Involved with Variable Interest Entities”. This Accounting Standard Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No.167, Amendments to FASB Interpretation No. 46 (R). The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this Update also require additional disclosures about a reporting entity's involvement in variable interest entities, which will enhance the information provided to users of financial statements. The Company was required to adopt this guidance for the year ending December 31, 2010. The adoption of this ASU did not have a material impact on its consolidated financial statements.

NOTE 3- INVENTORY

As of September 30, 2010 and year ended December 31, 2009, inventory consists of the following:

	September 30, 2010	December 31, 2009
Raw materials	$486,839	$1,657,503
Work in progress	690,496	344,540
Finished goods	542,369	3,750,970
	$1,719,704	$5,753,013

DK INTERNATIONAL GROUP LTD

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4- PROPERTY, PLANT AND EQUIPMENT

As of September 30, 2010 and December 31, 2009, property, plant and equipment consisted of the following:

		September 30,	December 31,
	Useful Life	2010	2009
Building and leasehold improvements	20 years	$6,266,781	$6,138,884
Machinery and equipment	10 years	2,155,800	2,034,458
Motor vehicles	10 years	415,194	406,721
Computer, office equipment and furniture	5 years	35,679	59,270
Total costs		8,873,454	8,639,333
Less: accumulated depreciation		(5,549,326)	(4,997,661)
Total property, plant and equipment, net		$3,324,128	3,641,672

Depreciation expenses for the three months ended September 30, 2010 and 2009 were $225,027 and $75,009 respectively, of which $42,523 and $ 17,501 were charged to general and administrative expenses, and $182,524 and $57,508 were charged to cost of sales.

Depreciation expenses for the nine months ended September 30, 2010 and 2009 were $403,704 and $145,669 respectively, of which $42,370 and $ 16,567 were charged to general and administrative expenses, and $361,333 and $ 129,102 were charged to cost of sales.

NOTE 5 – INTANGIBLE ASSETS

The Company obtained the right from the local authority for fifty years to use the land on which the office premises, warehouse and production plant of the Company are situated. The Company is in the process of obtaining certificate of land use rights from PRC government. As of September 30, 2010 and December 31, 2009, intangible assets consisted of the following:

	September 30,	December 31,
	2010	2009
Costs of land use rights	$7,334,389	$7,334,389
Less: accumulated amortization	(2,115,815)	(2,112,304)
Total intangible assets, net	$5,218,574	$5,222,085

NOTE 5 – INTANGIBLE ASSETS (Continued)

Amortization expenses for the three months ended September 30, 2010 and 2009 were $41,800 and $36,598, respectively and included in costs of sales. Amortization expenses for the nine months ended September 30, 2010 and 2009 were $110,083 and $109,772, respectively and included in costs of sales.

NOTE 6 - SHORT TERM BANK LOANS

The short-term loans are due to two financial institutions. For the period ended September 30, 2010 and year ended December 31, 2009, the Company’s short term bank loans consisted of the following:

	September 30,	December 31,
	2010	2009
Loans from Quanzhou Commercial Banks bearing interest rates from 7.254% to 9.711% secured by third parties.	$1,491,449	$1,461,010
Loans from China Construction Bank bearing interest rates from 6.903% to 8.964% secured by third parties and sole stockholder and his spouse	1,422,567	660,095
Total short term bank loans	$2,914,016	$2,121,105

NOTE 7 - INCOME TAXES

The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are subject to tax at a statutory rate of 25% on net income reported in the statutory financial statements after appropriate tax adjustments. The Company files income tax returns with both the National Tax Bureau and the Local Tax Bureaus in PRC. There is no difference between the statutory and effective income tax rate for the three and nine months ended September 30, 2010 and 2009.

Tax payable as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009
VAT tax payable	$391,675	$617,168
Corporate income tax payable	1,808,277	2,001,651
Other	41,640	45,891
Total taxes payable	$2,241,592	$2,664,710

NOTE 8 - RELATED PARTY TRANSACTIONS

As of September 30, 2010 and December 31, 2009, due to/from related party consist of loan from a family member of the Chief Executive Officer of the Company. In addition, the CEO, who is also the stockholder of the Company, along with his spouse provide personal guarantee on the short-term bank loans. Due from related party of $70,979 is included in other current assets on the condensed consolidated balance sheets.

NOTE 9- SEGMENT INFORMATION

ASC 280, "Segment Reporting", establishes standards for reporting information about operating segments on a basis consistent with the Company's internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company's business segments.

 The Company is engaged in the manufacturing of shoes parts and accessories, Aierda brand shoes, as well as manufacturing other brand shoes for our original equipment manufacturer (“OEM”) customers. The Company's chief operating decision maker ("CODM") has been identified as the CEO who reviews the financial information of separate operating segments when making decisions about allocating resources and assessing performance of the group. Based on management's assessment, the Company has determined that it has three operating segments which are Shoe parts and accessories, Aierda shoes and OEM products.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The CODM evaluates performance based on each reporting segment's revenues, cost of revenues, and gross profit. Selling expenses and G&A expenses are not separated to each segment. The CODM does not review balance sheet information to measure the performance of the reportable segments, nor is this part of the segment information regularly provided to the CODM.

Sales, cost of sales, gross profit, total capital expenditure and total depreciation and amortization by segment were as follows:

	For the three months ended September 30, 2010
	Shoes parts		Andera
	and accessories	OEM products	brand shoes	Consolidated

Sales	$7,508,685	$337,506	$8,213,184	$16,059,375
Cost of sales	(5,511,480)	(241,451)	(5,778,911)	(11,531,842)
Gross profit	$1,997,205	$96,055	$2,434,273	$4,527,533
Depreciation and amortization	85,075	-	94,188	179,263
Total capital expenditures	5,819	-	5,210	11,029
Total assets	14,676,275	-	16,712,948	31,389,223

	For the three months ended September 30, 2009
	Shoes parts		Andera
	and accessories	OEM products	brand shoes	Consolidated

Sales	$7,934,879	$269,476	$5,041,345	$13,245,700
Cost of sales	(5,846,145)	(195,425)	(3,577,736)	(9,619,306)
Gross profit	$2,088,734	$74,051	$1,463,609	$3,626,394
Depreciation and amortization	44,311	-	48,316	92,627
Total capital expenditures	107,070	-	104,876	211,946
Total assets	17,536,022	-	11,736,874	29,272,896

	For the nine months ended September 30, 2010
	Shoes parts		Aiderm
	and accessories	OEM products	brand shoes	Consolidated

Sales	$21,039,926	$945,716	$23,013,984	$44,999,626
Cost of sales	(15,331,589)	(671,658)	(16,075,516)	(32,078,763)
Gross profit	$5,708,337	$274,058	$6,938,468	$12,920,863
Depreciation and amortization	240,226	-	273,563	513,789
Total capital expenditures	8,457	-	9,630	18,087
Total assets	14,676,275	-	16,712,948	31,389,223

	For the nine months ended September 30, 2009
	Shoes parts		Aidera
	and accessories	OEM products	brand shoes	Consolidated

Sales	$24,761,426	$840,921	$15,731,921	$41,334,268
Cost of sales	(17,988,255)	(601,312)	(11,008,493)	(29,598,060)
Gross profit	$6,773,171	$239,609	$4,723,428	$11,736,208
Depreciation and amortization	119,433	-	136,008	255,441
Total capital expenditures	255,211	-	290,627	545,838
Total assets	17,536,022	-	11,736,874	29,272,896

NOTE 10 – SUBSEQUENT EVENTS

Reverse Acquisition

On February 11, 2011, the Company closed into a Share Exchange Agreement with Lansdowne Security, Inc. (“Lansdowne”) and the Company’s sole shareholder, Mr. Yangbo Cai, pursuant to which Mr. Cai exchanged 100% of the issued and outstanding capital stock of DK for 9,250 shares of Lansdowne’s Series A Preferred Stock, which constituted 91.71% of Lansdowne’s issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. The Company is now the wholly-owned subsidiary of Lansdowne, and the Company’s subsidiary, Dake, and VIE, Aierda, became Lansdowne’s indirect subsidiary and VIE, respectively. In accordance with FASB ASC 805, “Business Combinations,” the Company accounted for this transaction as a reverse acquisition or recapitalization method which consolidated the Company, Lansdowne, Dake and Aierda, and treated the Company as a shell at the time of the merger. According to ASC 805-10-55-13, “the acquirer usually is the combining entity whose relative size (measured in, for example, assets, revenues, or earnings), is significantly larger than that of the other.” Since Lansdowne was a shell at the time of the merger while the Company had operations through its acquisition of Dake and Aierda and was significantly larger than Lansdowne’s was, under ASC 805, the Company was considered the acquirer.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
DK International Group Ltd.

We have audited the accompanying consolidated balance sheets of DK International Group Ltd of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, cash flows and changes in stockholders’ equity for each of the years in the two-year period ended December 31, 2009. DK International Ltd’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DK International Group Ltd as of December 31, 2009 and 2008, and the results of their consolidated operations and their cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP
Marlton, New Jersey
February 11, 2011

DK INTERNATIONAL GROUP LTD
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN US DOLLARS)

	For the year ended December 31,
	2009	2008
Sales	$56,419,090	$48,531,649
Cost of sales	(41,055,147)	(35,981,628)
Gross profit	15,363,943	12,550,021
Selling, general and administrative expenses	(6,260,214)	(5,116,705)
Income from operations	9,103,729	7,433,316
Other income (expenses)
Interest expense, net	(146,917)	(114,496)
Total Other income (expenses)	(146,917)	(114,496)
Income before income taxes	8,956,812	7,318,820
Provision for income taxes	(2,430,573)	(2,040,170)
Net income	6,526,239	5,278,650
Other comprehensive income
Foreign currency translation gain	13,474	785,274
Comprehensive income	$6,539,713	$6,063,924
Cash dividends declared per share	5,945,988	3,828,474
Basic and diluted earnings per share	6,526,239	5,278,650
Weighted average number of shares	1	1

The accompany notes are an integral part of these consolidated financial statements

DK INTERNATIONAL GROUP LTD CONSOLIDATED BALANCE SHEETS (IN US DOLLARS)
	As of
	December 31,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$279,065	$848,195
Accounts receivable, net	13,071,440	7,825,726
Inventory	5,753,013	12,008,387
Notes receivable	-	1,079,228
Other current assets	152,770	83,176
Advances to suppliers	786,132	260,013
Due from other	366,719	-
Total current assets	20,409,139	22,104,725
Property, plant and equipment, net,	3,641,672	3,527,680
Other assets
Intangible asset, net	5,222,085	5,368,687
Total other assets	5,222,085	5,368,687
Total Assets	$29,272,896	$31,001,092
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short termbank loans	$2,121,105	$1,613,540
Accounts payable	6,302,030	10,467,795
Bank acceptantce notes payable	-	764,231
Accrued expenses	2,050,323	1,231,963
Due to related party	44,593	-
Advances from customers	959,079	435,274
Dividend payable	2,420,349	2,048,095
Taxes payable	2,664,710	2,155,741
Other current liability	142,903	310,374
Total current liabilities	16,705,092	19,027,013
Total Liabilities	16,705,092	19,027,013
Commitments and contingencies
Stockholders' equity
Common stock $1.00 par value, 50,000 shares authorized;
1 share issued and outstanding as of December 31, 2009 and 2008, respectively	1	1
Additional paid in capital	2,903,421	2,903,421
Retained earnings	7,851,982	7,271,731
Accumulated other comprehensive income	1,812,400	1,798,926
Total stockholders' equity	12,567,804	11,974,079
Total Liabilities and Stockholders' Equity	$29,272,896	$31,001,092

The accompany notes are an integral part of these consolidated financial statements

DK INTERNATIONAL GROUP LTD CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (IN US DOLLARS)
		Additional	Other
		paid in	comprehensive	Retained
	Common stock	capital	income	earnings	Total
Balance at December 31, 2007	$1	$2,903,421	$1,013,652	$5,821,555	$9,738,629
Dividend		-	-	(3,828,474)	(3,828,474)
Net income for the year		-	-	5,278,650	5,278,650
Foreign currency translation gain		-	785,274	-	785,274
Balance at December 31, 2008	1	2,903,421	1,798,926	7,271,731	11,974,079
Dividend		-	-	(5,945,988)	(5,945,988)
Net income for the year		-	-	6,526,239	6,526,239
Foreign currency translation gain		-	13,474	-	13,474
Balance at December 31, 2009	$1	$2,903,421	$1,812,400	$7,851,982	$12,567,804

The accompany notes are an integral part of these consolidated financial statements

DK INTERNATIONAL GROUP LTD CONSOLIDATED STATEMENTS OF CASH FLOWS (IN US DOLLARS)
	For the year ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,526,239	$5,278,650
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	700,934	648,177
Write-down of inventory	-	738,935
Changes in operating assets and liabilities
Accounts receivable	(5,234,935)	(1,633,015)
Other assets	1,007,602	(1,135,025)
Inventories	6,242,866	(6,968,450)
Advances to suppliers	(525,046)	(254,982)
Accounts payables	(4,157,476)	3,579,506
Taxes payable	507,901	685,336
Advances from customers	522,733	426,851
Other payables and accrued expenses	1,021,008	2,682,340
Net cash provided by operating activities	6,611,826	4,048,323
CASH FLOWS FROM INVESTING ACTIVITIES:
Due from other	(365,975)	-
Acquisition of property and equipment	(668,248)	(21,174)
Net cash used in investing activities	(1,034,223)	(21,174)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of dividend	(5,945,988)	(3,828,474)
Repayments of bank acceptance notes	(762,690)	(405,130)
Proceeds from related party loans	44,503	-
Net proceeds from short-term bank loans	2,116,798	1,582,313
Repayments of short-term bank loans	(1,610,289)	(1,294,620)
Net cash provided by financing activities	(6,157,666)	(3,945,911)
EFFECT OF EXCHANGE RATE CHANGE ON
CASH AND CASH EQUIVALENTS	10,933	122,246
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(569,130)	203,484
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	848,195	644,711
CASH AND CASH EQUIVALENTS, END OF YEAR	$279,065	$848,195
SUPPLEMENTAL CASH FLOW DISCLOSURE
Income taxes paid	$1,455,972	$1,924,189
Interest paid	$149,429	$127,472

The accompany notes are an integral part of these consolidated financial statements

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION

DK International Group Ltd (“DK”) was incorporated under the laws of the British Virgin Islands on November 12, 2010. On December 30, 2010, DK entered into an equity transfer agreement with Mr. Yuxi Ding, pursuant to which DK acquired 100% of the outstanding equity interest of Dake (Fujian) Sports Goods Ltd. (“Dake”), however, DK is awaiting approval of the transaction by the Quanzhou Commission of Economy and Trade, and the issuance of a new business license by the Quanzhou Administration for Industry and Commerce, the competent local PRC approval authorities. Dake was established in Jinjiang, Fujian Province, People’s Republic of China (“PRC”) on August 17, 1999 and is engaged in the manufacturing of sport and leisure shoes.

On December 31, 2010, Dake entered into a series of 10-year, renewable contracts with Aierda and its sole shareholder, Mr. Yuxi Ding, pursuant to which: (1) Mr. Ding agreed to pledge of 100% of his equity interests in Aierda to Dake; (2) at any time during the 10-year term of the contractual arrangement, Dake has the absolute right to acquire any portion of the equity interests of Aierda from Mr. Ding; and (3) Dake has the absolute right during the 10-year term to appoint the directors of Aierda and to obtain service fees from Aierda. As a result of these contracts, Dake gained control over Aierda and Aierda became Dake’s VIE.

The commercial arrangement consists of the following contracts:

  Exclusive Business Cooperation Agreement, dated December 31, 2010, between Dake and Aierda, provides that Dake will be the exclusive provider of consulting services to Aierda, and that Aierda will pay a service fee to Dake, which will be certain percentage of Aierda's profit before taxes, and payable at a time determined by Dake.

  Exclusive Option Agreement, dated December 31, 2010, between Dake, Mr. Ding and Aierda, provides that in the event that Dake exercises its right to purchase the equity interests of Aierda from Aierda’s sole shareholder, the purchase price will be equal to the original price paid by the sole shareholder in acquiring the equity interest of Aierda.

  Proxy Agreement, dated December 31, 2010, between Dake, Mr. Ding and Aierda, authorizes Dake to exercise any and all shareholder rights associated with Mr. Ding’s ownership in Aierda, including the right to sell, assign, transfer or pledge any or all of the equity interest in Aierda, and the right to vote such equity interest for any and all matters.

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION (Continued)

  Equity Pledge Agreement, dated December 31, 2010, between Dake and Mr. Ding, whereby Mr. Ding pledges all of his equity shares in Aierda to Dake. If Aierda or Mr. Ding breaches their respective obligation under any of the VIE contracts, Dake, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests. Mr. Ding has agreed not to dispose of the pledged equity interests or take any actions that would prejudice Dake’s interest during the 10-year term of the agreements. Dake also has right to obtain any and all dividends related to the equity interest pledged during the term of the pledge.
Under these contractual arrangements, which obligate Dake to absorb a majority of the risk of loss from Aierda’s activities and entitle it to receive a majority of its residual returns, Dake has gained effective control over Aierda. Through these contractual arrangements, Dake now holds the variable interests of Aierda, and Dake becomes the primary beneficiary of Aierda. Based on these contractual arrangements, the Company believes that Aierda should be considered as a Variable Interest Entity (“VIE”) under ASC 810, "Consolidation of Variable Interest Entities, an Interpretation of ARB No.51", because the equity investor in Aierda no longer has the characteristics of a controlling financial interest. Accordingly, the Company believes that Aierda should be consolidated under ASC 810 into Dake.

The carrying amount of Aierda’s assets, liabilities and equity included in the consolidated balance sheets consist of the following:

	December 31,
	2009	2008
Total assets	12,766,097	13,982,770
Total liabilities	9,132,129	9,268,635
Total equity	3,633,967	4,714,134

Aierda was established on June 13, 1991 as a foreign-invested PRC enterprise and is mainly engaged in the manufacture and sale of footwear parts and materials. On November 16, 2005, Mr. Yuxi Ding, a Philippine resident, entered into a share transfer agreement with Fujian Province Jinjiang City Chendai Jiangtou Labor Insurance Factory and Hong Kong Shengcheng (Pacific) Limited Company, the former shareholders of Aierda, pursuant to which, Mr. Ding acquired 100% of the equity interest in Aierda for a total consideration of RMB 9,000,000. On December 22, 2005, the Jinjiang City Commerce Bureau approved the equity transfer to Mr. Ding and approved the conversion of Aierda to a wholly foreign-owned enterprise.

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION (Continued)

On January 27, 2011, Mr. Yuxi Ding, entered into an option agreement with Mr. Yangbo Cai, the sole shareholder of DK at the time, pursuant to which Mr. Cai granted Mr. Ding an option to acquire all of his shares held in DK, for an exercise price of $10,000. Mr. Ding may exercise this option, in whole but not in part, during the period commencing six months after the effective date of a resale registration statement for securities issued to investors in the first equity financing after a share exchange transaction involving DK, and ending on the fifth anniversary of the date thereof. On January 27, 2011, Mr. Ding also entered into a voting rights’ entrustment agreement with Mr. Cai, pursuant to which Mr. Cai irrevocably granted to Mr. Ding all his voting and dispositive control over the shares held by Mr. Cai. Mr. Cai also waived all his rights associated with his shares and agreed to not cause DK to conduct any transactions which may materially affect the assets, obligations, rights or the operations of DK.

Each of DK, Dake and Aierda (collectively referred herein as the “Company”), are either wholly owned or under common control of Mr. Yuxi Ding, pursuant to the foregoing contractual arrangements. From an accounting perspective, there are no changes to the assets and liabilities of Dake upon consolidation as a result of the Dake shareholder transferring 100% of equity interests in Dake to DK. The historical consolidated financial statements of Dake are considered the historical financial statements of DK. The statements of income and comprehensive income have been presented retrospectively at the beginning of the reporting period.

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the company include the accounts of DK, Dake and Aierda. All inter-company balances and transactions are eliminated in consolidation.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the selection of the useful lives and residual values of property and equipment and intangible assets, provision for doubtful accounts, provision necessary for contingent liabilities, fair values, revenue recognition, and other similar charges. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, and foreign currency exchange rates.

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in a material adverse effect upon the Company’s business and financial condition.

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration Risks

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade receivables. As of December 31, 2009, and December 31, 2008, substantially all of the Company’s cash were held by major financial institutions located in the PRC. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for trade receivables and has not experienced any credit losses in collecting the trade receivables.

No single customer accounted for more than 10% of the Company's net sales in 2009 and 2008. One customer accounted for 16% of account receivable as of December 31, 2008.

For the year ended December 31, 2009, two suppliers accounted 10% and 11% of the company’s total purchases during the year. Three suppliers accounted for 21%, 14% and 14% of total outstanding account payables. For the year ended December 31, 2008, two suppliers accounted for 17% and 15% of the total purchases, one supplier accounted for 33% of total outstanding account payables.

Comprehensive Income

The Company follows ASC 220 “Reporting Comprehensive Income” to recognize the elements of comprehensive income. Comprehensive income comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities. The Company’s other comprehensive income arose from the effect of foreign currency translation adjustments.

Foreign Currency Translation

The Company principally operates in PRC and its functional currency is the Chinese currency Renminbi (“RMB”).The reporting currency of the Company is the US dollar. The Company does not enter into any transactions denominated in foreign currencies. The financial statements of the Company are translated into United States dollars using the year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from translating the local currency financial statements into U.S. dollars are included in comprehensive income. The cumulative translation adjustment were included as an item of accumulated other comprehensive income in the shareholders’ equity section of the balance sheet.

	December 31,	December 31,
	2009	2008
Year end exchange rate (RMB:US$)	6.8172	6.8173
Average exchange rate for the year (RMB:US$)	6.8311	6.9519

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation (Continued)

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains uninsured cash and cash equivalents with various banks in the PRC. The Company has not experienced any losses in such accounts and management believes it is not exposed to any risks on its cash in bank accounts.

Accounts Receivable

Accounts receivable consists of unpaid balances due from the whole-sale customers. Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts. According to the Company's policy, accounts receivable over 90 days are considered overdue. The Company does periodical reviews as to whether the carrying values of accounts have become impaired. The assets are considered to be impaired if the collectibility of the balances become doubtful, accordingly, the management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be recorded as a change in allowance for doubtful accounts. As of December 31, 2009 and 2008, no allowance for doubtful accounts was considered necessary.

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventory

Inventory is stated at the lower of cost or market, using the FIFO method. Inventory costs include material, labor and direct manufacturing overhead. The Company estimates net realizable value based on intended use, current market value and inventory ageing analyses. The Company writes down inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions. During the year ended December 31, 2008, the Company wrote – down $738,935 of inventory which was included in cost of sales. As of December 31, 2009 and 2008, no reserve for slow - moving or obsolete inventories is considered necessary.

Advances to Suppliers

Advances to suppliers consist of payments made to suppliers for future purchases. They are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if facts and circumstances indicate that the collectability of the materials become doubtful. The Company has determined that no reserve is necessary for the years ended December 31, 2009 and 2008.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred while additions, renewals and betterments are capitalized. When the asset property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Buildings	20 years
Leasehold improvements	20 years
Plant and machinery	10 years
Motor vehicles	10 years
Furniture, fixtures and office equipment	5 years

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

Intangible assets are accounted for in accordance with the provisions of ASC 350, "Goodwill and Other Intangible Assets". Under ASC 350, certain other intangible assets deemed to have indefinite useful lives are not amortized. Indefinite-lived intangible assets are assessed for impairment based on comparisons of their respective fair values to their carrying values. Intangible assets with a finite useful life are amortized over their useful lives. Intangible assets consist of land use rights stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the designated terms of the lease of 50 years obtained from the relevant PRC land authority. The company does not have indefinite lived assets.

Impairment of Long-Lived Assets

The Company accounts for impairment of property and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value. There was no impairment of long-lived assets for the years ended December 31, 2009 and 2008.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605”Revenue Recognition”. Product sales are recognized when title to the product has transferred to customers in accordance with the terms of the sale; the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The Company accepts customer returns due to defective products. Revenue is recorded net of estimated sales discounts based upon specific customer agreements.

Cost of Sales

Cost of sales includes the raw materials, capitalized direct overhead costs consisting of labor costs, depreciation and amortization, utilities and rent expenses related to the property and equipment used in the manufacturing process.

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising and Promotion Expenses

Advertising and promotion are expensed as incurred. Advertising and promotion expenses which were included in selling expenses amounted to $513,088 and $430,146 for the years ended December 31, 2009 and 2008, respectively.

Income Taxes

The Company is subject to the Income Tax Laws of PRC. It did not generate any taxable income outside of the PRC for the years ended December 31, 2009 and 2008. The Company accounts for income taxes in accordance with ASC 740 “Income Taxes”. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. There was no deferred tax asset or liability for the years ended December 31, 2009 and 2008.

Value Added Taxes

The Company is subject to a value added tax (“VAT”) for selling merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of the taxes which are determined to be late or deficient, and will be expensed in the period if and when a determination is made by the tax authorities that a penalty is due.

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Value Added Taxes – (continued)

VAT payables are $617,168 and $420,796 as of December 31, 2009 and 2008, respectively, and included in taxes payable on the consolidated balance sheets.

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements and Disclosures”, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables qualify as financial instruments. Management concluded the carrying values are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their stated interest rate approximates current rates available. The three levels are defined as follows:

  Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

  Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

  Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

It is management’s opinion that the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates. The carrying amounts of short-term loans approximate their fair values because the applicable interest rates approximate current market rates.

As of December 31, 2009 and 2008, the Company's financial instruments include cash and cash equivalents, accounts receivable, due from other, advances to suppliers, short- term bank loans, account payables, accrued expenses, deposits from customers, taxes payable, notes payable and other current liabilities. Management has estimated that the fair value of these financial instruments approximate their carrying amounts due to the short-term nature.

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In December, 2009, FASB issued ASU No. 2009-17, “Improvement to Financial Reporting by Enterprises Involved with Variable Interest Entities”. This Accounting Standard Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No.167, Amendments to FASB Interpretation No. 46 (R). The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this Update also require additional disclosures about a reporting entity's involvement in variable interest entities, which will enhance the information provided to users of financial statements. The Company is required to adopt this guidance for the year ending December 31, 2010. However, the adoption of this ASU will not have a material impact on its consolidated financial statements.

NOTE 3- INVENTORY
As of December 31, inventory consists of the following:
	2009	2008
Raw materials	$1,657,503	$7,807,087
Work in progress	344,540	2,009,389
Finished goods	3,750,970	2,191,911
	$5,753,013	$12,008,387

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4- PROPERTY, PLANT AND EQUIPMENT

As of December 31, 2009 and December 31, 2008, property, plant and equipment consisted of the following:

		December 31,
	Useful life	2009	2008
Building and leasehold improvement	20 years	$6,138,884	$6,138,785
Machinery and equipment	10 years	2,034,458	1,578,196
Motor vehicles	10 years	406,721	203,893
Computer, office equipment and furniture	5 years	59,270	48,724
Total costs		8,639,333	7,969,598
Less: accumulated depreciation		(4,997,661)	(4,441,917)
Total property, plant and equipment, net		$3,641,672	$3,527,680

Depreciation expenses for the years ended December 31, 2009 and 2008 were $554,544 and $504,330, respectively, of which $69,701 and $49,280 respectively, were charged to general and administrative expenses; and $484,843 and $455,050 respectively, were charged to cost of sales.

DK INTERNATIONAL LIMITED GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - INTANGIBLE ASSETS

The Company obtained the right from local authority for fifty years to use the land on which the office premises, warehouse and production plant of the Company are situated. The Company is in the process of obtaining certificate of land use rights from PRC government. As for the years December 31, 2009 and 2008, intangible assets consisted of the following:

	December 31,
	2009	2008
Costs of land use rights	$7,334,389	$7,334,389
Less: accumulated amortization	(2,112,304)	(1,965,702)
Total intangible assets, net	$5,222,085	$5,368,687

 Amortization expense was $146,390 and $143,847 for the years ended December 31, 2009 and 2008, respectively, and included in cost of sales. Amortization expense for the next five years and thereafter at December 31, 2009 is as follows:

2010	$146,390
2011	146,390
2012	146,390
2013	146,390
2014	146,390
Thereafter	4,490,135
Total	$5,222,085

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - SHORT TERM BANK LOANS

The short-term loans are due to two financial institutions. For the years ended December 31, the Company’s short-term bank loans consisted of the following:

	2009	2008
Loans from Quanzhou Commercial Banks bearing interest rates from 7.254% to 9.711% secured by third parties.	$1,461,010	$880,114
Loans from China Construction Bank bearing interest rates from 6.903% to 8.964% secured by third parties and sole stockholder and his spouse	660,095	733,426
Total short term bank loans	$2,121,105	$1,613,540

NOTE 7 - INCOME TAX

The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are subject to tax at a statutory rate of 25% on net income reported in the statutory financial statements after appropriate tax adjustments. The Company files income tax returns with both the National Tax Bureau and the Local Tax Bureaus in PRC. The reconciliation of the difference between income tax expenses and the amounts computed by applying the PRC statutory rate for the years ended December 31:

	2009	2008
Statutory income tax rate	25%	25%
Non-deductible expenses- permanent differences	2%	3%
Effective tax rate	27%	28%
Tax payable as of December 31consist of the following:
	2009	2008
VAT tax payable	$617,168	$420,796
Corporate income tax payable	2,001,651	1,703,294
Other	45,891	31,650
Total taxes payable	$2,664,710	$2,155,741

DK INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - RELATED PARTY TRANSACTIONS

As of December 31, 2009 and 2008, due to related party consists of a loan from a family member of the Chief Executive Officer (“CEO”) of the Company. In addition, the CEO, who is also the stockholder of the Company, along with his spouse provide personal guarantee on the short-term bank loans.

NOTE 9- SEGMENT INFORMATION

ASC 280, "Segment Reporting", establishes standards for reporting information about operating segments on a basis consistent with the Company's internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company's business segments.

The Company is engaged in the manufacturing of shoes parts and accessories, Aierda brand shoes, as well as manufacturing other brand shoes for our original equipment manufacturer (“OEM”) customers. The Company's chief operating decision maker ("CODM") has been identified as the CEO who reviews the financial information of separate operating segments when making decisions about allocating resources and assessing performance of the group. Based on management's assessment, the Company has determined that it has three operating segments which are Shoe parts and accessories, Aierda shoes and OEM products.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The CODM evaluates performance based on each reporting segment's revenues, cost of revenues, and gross profit. Selling expenses and G&A expenses are not separated reviewed to each segment. The CODM does not review balance sheet information to measure the performance of the reportable segments, nor is this part of the segment information regularly provided to the CODM.

Sales, cost of sales, gross profit, total capital expenditure and total depreciation and amortization by segment were as follows:

	For the year ended December 31, 2009
	Shoes parts		Aidera
	and accessories	OEM products	brand shoes	Consolidated

Sales	$27,003,628	$7,848,994	$21,566,468	$56,419,090
Cost of sales	(20,390,430)	(5,866,401)	(14,798,316)	(41,055,147)
Gross profit	$6,613,198	$1,982,593	$6,768,153	$15,363,943
Depreciation and amortization	335,485	-	365,449	700,934
Total capital expenditures	319,841	-	348,407	668,248
Total assets	14,010,761	-	15,262,135	29,272,896

	For the year ended December 31, 2008
	Shoes parts		Aidera
	and accessories	OEM products	brand shoes	Consolidated

Sales	$18,849,999	$8,314,521	$21,367,129	$48,531,649
Cost of sales	(15,154,134)	(6,019,721)	(14,807,773)	(35,981,628)
Gross profit	$3,695,865	$2,294,800	$6,559,356	$12,550,021
Depreciation and amortization	251,756	-	396,421	648,177
Total capital expenditures	8,224	-	12,950	21,174
Total assets	12,041,020	-	18,960,072	31,001,092

NOTE 10 – SUBSEQUENT EVENTS

Reverse Acquisition

On February 11, 2011, the Company closed into a Share Exchange Agreement with Lansdowne Security, Inc. (“Lansdowne”) and the Company’s sole shareholder, Mr. Yangbo Cai, pursuant to which Mr. Cai exchanged 100% of the issued and outstanding capital stock of DK for 9,250 shares of Lansdowne’s Series A Preferred Stock, which constituted 91.71% of Lansdowne’s issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. The Company is now the wholly-owned subsidiary of Lansdowne, and the Company’s subsidiary, Dake, and VIE, Aierda, became Lansdowne’s indirect subsidiary and VIE, respectively. In accordance with FASB ASC 805, “Business Combinations,” the Company accounted for the transaction as a reverse acquisition or recapitalization method which consolidated the Company, Lansdowne, Dake and Aierda, and treated the Company as a shell at the time of the merger. According to ASC 805-10-55-13, “the acquirer usually is the combining entity whose relative size (measured in, for example, assets, revenues, or earnings), is significantly larger than that of the other.” Since Lansdowne was a shell at the time of the merger while the Company had operations through its acquisition of Dake and Aierda and was significantly larger than Lansdowne’s was, under ASC 805, the Company was considered the acquirer.

LANSDOWNE SECURITY, INC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

..F-44

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements (In US Dollars)

On February 11, 2011, Lansdowne Security, Inc (the “Company”) a Nevada Corporation, consummated a share exchange agreement with DK International Group Ltd. (“DK”), a BVI limited company, and its sole shareholder, Mr. Yangbo Cai, pursuant to which the Company acquired 100% of the issued and outstanding capital stock of DK in exchange for 9,250 shares of the Company’s Series A Convertible Voting Preferred Stock, par value $.0001, or Series A Preferred Stock, which constituted 91.71% of the Company’s issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. Each share of Series A Preferred Stock is convertible into 1,000 shares of common stock.

DK was incorporated on November 12, 2010 in the BVI as a holding company for Dake (Fujian) Sports Goods Co., Ltd, a PRC based operating subsidiary, which is engaged in the design, manufacturing, and distribution of footwear materials, branded footwear products and accessories in the Chinese domestic market.

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) 805 , “Business Combination”, we accounted for this transaction as a reverse acquisition or recapitalization method. Accordingly to ASC 805-10-55-13, “the acquirer usually is the combining entity whose relative size (measure in, for example, assets, revenues, or earnings), is significantly larger than that of the other. Since Lansdowne Security Inc. was a shell at the time of the merger while DK’s operations are significantly larger through its wholly owned subsidiary Dake and Dake’s variable interest entity Aierda. Under ASC 805, DK was considered the accounting acquirer for financial reporting purposes.

The following unaudited pro forma condensed consolidated financial information has been prepared to illustrate the effect of reverse acquisition and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements and notes thereto of Lansdowne Security, Inc. and DK International Group, Ltd. and should be read in conjunction with the:

  historical financial statements and the accompanying notes of Lansdowne Security, Inc. include in the Annual Report on Form 10K for the year ended December 31, 2009, and Quarterly Repo on Form 10-Q for the quarter ended September 30, 2010 each of which are incorporated by reference in this 8K;

  Audited historical financial statements and the accompanying notes of DK International Group Ltd. for the year ended December 31, 2009 and 2008, unaudited condensed consolidated financial statements for the nine months ended September 30,2010 and 2009 , each of which are attached herein to this Form 8K.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the company. Accordingly, the following unaudited pro forma condensed consolidated financial information depicts the condensed consolidated balance sheet as of September 30, 2010 and the condensed consolidated statements of operations for the year ended December 31, 2009 and for the nine months ended September 30, 2010 , as if the transaction had occurred. The unaudited pro forma condensed consolidated statements of operations have been prepared assuming the transaction had been completed on January 1, 2009. The unaudited pro forma condensed consolidated balance sheet has been computed assuming the transaction had been completed on September 30, 2010.

The unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting under existing United States generally accepted accounting principles, or GAAP standards, and the regulations of the SEC, and is not necessarily indicative of the financial position or results of operations that would have occurred if the transaction had been completed on the dates indicated, nor is it indicative of the future operating results or financial position of the Company.

LANSDOWNE SECURITY, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2010
(UNAUDITED)

		DK
	LANSDOWNE	INTERNATIONAL	PRO-FORMA
	SECURITY INC.	GROUP LIMITED0	ADJUSTMENTS		PRO-FORMA
	US$	US$	US$		US$
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$-	$262,321	$-		$262,321
Accounts receivable	-	19,485,423	-		19,485,423
Inventory	-	1,719,704	-		1,719,704
Notes receivable	-	134,769	-		134,769
Other current assets	-	215,671	-		215,671
Advances to suppliers	-	654,273	-		654,273
Due from other	-	374,360	-		374,360
Total current assets	-	22,846,521	-		22,846,521
PROPERTY AND EQUIPMENT, net	-	3,324,128	-		3,324,128
	-		-		-
OTHER ASSETS	-		-		-
Intangible asset, net	-	5,218,574	-		5,218,574
Total other assets	-	5,218,574	-		5,218,574
TOTAL ASSETS	$-	$31,389,223	$-		$31,389,223
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short term loans	$-	$2,914,016	$-		$2,914,016
Accounts payable	5,240	8,178,233	(5,240)	(a)	8,178,233
Accrued expenses	-	1,142,439	-		1,142,439
Other current liabilities	65,421	536,134	(65,421)	(a)	536,134
Due to related party	-	19,242	-		19,242
Deposits from customers	-	2,633,728	-		2,633,728
Dividend payable	-	-	-		-
Taxes payable	-	2,241,592	-		2,241,592
Total current liabilities	70,661	17,665,384	(70,661)	(a)	17,665,384
TOTAL LIABILITIES	70,661	17,665,384	(70,661)		17,665,384
SHAREHOLDERS' EQUITY
Series A Convertible Preferred Stock, par value $0.001, 10,000,000 authorized, 9,975 issued and outstanding as of September 30, 2010	-	-	10	(c)	10
Common stock, par value $0.001, 100,000,000 authorized, 25,000 issued and outstanding as of September 30, 2010	402,678	1	(402,654)	(a)	25
Additional Paid-in-capital		2,903,421			2,903,421
Retained earnings	(473,339)	8,557,505	473,305	(a)	8,557,471
Accumulated other comprehensive income		2,262,912	-		2,262,912
Total shareholders' equity	(70,661)	13,723,839	70,661		13,723,839
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$-	$31,389,223.0	$-		$31,389,223

LANSDOWNE SECURITY, INC. PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 (UNAUDITED)
		DK
	LANSDOWNE	INTERNATIONAL	PRO-FORMA
	SECURITY INC.	GROUP LIMITED	ADJUSTMENTS		PRO-FORMA
	US$	US$	US$		US$

Sales	$-	$44,999,626			$44,999,626
Cost of sales	-	(32,078,763)			(32,078,763)
Gross profit	-	12,920,863	-		12,920,863
Selling, general and administrative expenses	(34,203)	(4,406,740)	34,203	(a)	(4,406,740)
Income from operations	(34,203)	8,514,123	34,203		8,514,124
Other income (expenses):
Interest expenses	-	(131,472)			(131,472)
Total Other income (expenses)	-	(131,472)	-		(131,472)
Income before income tax	(34,203)	8,382,651	34,203		8,382,651
Income tax expense	-	(2,101,018)			(2,101,018)
Net income	(34,203)	6,281,633	34,203		6,281,633
Other comprehensive income
Foreign currency translation gain	-	450,512			450,512
Comprehensive Income	$(34,203)	$6,732,145	$34,203.0		$6,732,145
Cash dividends declared per share	$-	$5,576,110	$(5,576,110)	(b)	$-
Basic earnings per share	$-	$6,281,633	$(6,281,633)	(b)	$-
Diluted earnings per share	$-	$6,281,633	$(6,281,633)	(b)	$0.67
Weighted average number of shares	345,939	1	9,654,061	(c)	10,000,000

LANSDOWNE SECURITY, INC. PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2009 (UNAUDITED)
		DK
	LANSDOWNE	INTERNATIONAL	PRO-FORMA
	SECURITY INC.	GROUP LIMITED	ADJUSTMENTS		PRO-FORMA
	US$	US$	US$		US$

Sales	$-	$56,419,090	$-		$56,419,090
Cost of sales	-	(41,055,147)	-		(41,055,147)
Gross profit	-	15,363,943	-		15,363,943
Selling, general and administrative expenses	(35,435)	(6,260,214)	35,435	(a)	(6,260,214)
Income from operations	(35,435)	9,103,729	35,435		9,103,729
Other income (expenses):
Interest expenses	-	(146,917)	-		(146,917)
Total Other income (expenses)	-	(146,917)	-		(146,917)
Income before income tax	(35,435)	8,956,812	35,435		8,956,812
Income tax expense	-	(2,430,573)			(2,430,573)
Net income	(35,435)	6,526,239	35,435		6,526,239
Other comprehensive income
Foreign currency translation gain	-	13,474			13,474
Comprehensive Income	$(35,435)	$6,539,713	$35,435		$6,539,713
Cash dividends declared per share	$-	$5,945,988	$(5,945,988)	(b)	$-
Basic earnings per share	$-	$6,526,239	$(6,526,239)	(b)	$-
Diluted earnings per share	$-	$6,526,239	$(6,526,239)	(b)	$0.65
Weighted average number of shares	10,388,986	1	(388,986)	(c)	10,000,000

PRO FORMA ADJUSTMENTS TO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) To reflect the spinoff of Lansdowne Security, Inc.’s (“Lansdowne”) assets and liabilities to Concept Franchising LLC. As part of the agreement, the assets and liabilities of Lansdowne will be spun off to Concept Franchising LLC after the reverse merger

(b) To eliminate the equity of the accounting acquiree, Lansdowne, and to reflect the recapitalization of the common stock and additional paid in capital of the Company as a result of the reverse merger.

(c) To reflect the changes in capital structure in connection with this transaction:

(i)  The cancellation of 234,616 shares of common stock;

(ii)  The issuance of 9,975 shares of Series A Preferred Stock pursuant to the Share Exchange Agreement. Each share of Series A Preferred Stock is convertible into 1,000 shares of common stock;

(iii)  The 4.44656 to 1 reverse stock split on the common stock immediately subsequent to the closing of the transaction.